Exhibit 10.7

LEASE

BY AND BETWEEN

MENLO BUSINESS PARK, LLC, LESSOR

AND

INTERSECT ENT, INC., LESSEE

Menlo Business Park

1555 Adams Drive, Suite B

Menlo Park, California

March 2, 2012

i

TABLE OF CONTENTS

(continued)

Paragraph		Page

38.	Right of First Offer	36
39.	General Provisions	37

ii

SCHEDULE OF EXHIBITS

EXHIBIT “A”	Legal Description
EXHIBIT “B”	Menlo Business Park Master Plan
EXHIBIT “C”	Floor Plan of the Building
EXHIBIT “D”	Form of SNDA
EXHIBIT “E”	Description of Tenant Improvements
EXHIBIT “F”	Chemicals List
EXHIBIT “G”	List of Furniture

iii

LEASE

Menlo Business Park

1555 Adams Drive

Menlo Park, California

THIS LEASE, referred to herein as “this Lease,” is made and entered into as of March 2, 2012, by and between MENLO BUSINESS PARK, LLC, a California limited liability company, hereafter referred to as “Lessor,” and INTERSECT ENT, INC., a Delaware corporation, hereafter referred to as “Lessee” or “Intersect ENT.”

RECITALS:

A. Lessor is the owner of the real property located in Menlo Business Park, Menlo Park, California, commonly referred to as 1555 Adams Drive, Menlo Park, California, more particularly described on Exhibit “A” attached hereto and incorporated by reference herein, consisting of a parcel of land containing approximately 2.815 acres, together with all easements and appurtenances thereto (the “Land”) and the existing building thereon, referred to as Building #17, 1555 Adams Drive, containing approximately 47,573 rentable square feet and all other improvements located thereon (collectively, the “Improvements”). The Land and Improvements are referred to herein collectively as the “Property.” The Property is shown on the Menlo Business Park Master Plan attached hereto as Exhibit “B.” Building #17 is sometimes referred to herein as “the Building.” The floor plan of Building #17 is attached hereto as Exhibit “C.”

B. Lessor and Lessee wish to enter into this Lease of the Premises upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1. Lease.

(a) Lessor hereby leases to Lessee, and Lessee leases from Lessor, at the rental rate and upon the terms and conditions set forth herein, the portion of the Building consisting of approximately 32,458 rentable square feet, as shown on the floor plan of the Building attached hereto as Exhibit “C.” Said total of approximately 32,458 rentable square feet, together with Lessee’s share of the on-site parking spaces on the Land which Lessee has the right to use pursuant to Paragraph 28, and the non-exclusive right to use the common areas of the Building and the other Improvements on the Property intended for use in common by the tenants of the Building, are referred to herein collectively as the “Premises.” “Lessee’s Share” of the Building is 68.23% (32,458/47,573).

(b) Lessee desires to use certain cubicles and equipment located in the Premises as of the Commencement Date, which the parties will itemize and list on Exhibit “G” attached hereto on or before the Commencement Date (the “Furniture”); it being understood that such Furniture shall be installed and the cubicles included in the Furniture will be provided by Lessor with data cabling (subject to the terms of Section 13(h) below) and power as of the Commencement Date. If Lessee decides not to use any of Lessor’s Furniture currently in the Premises, Lessor shall remove the same, but leave the data cabling and power for Lessee’s future use. If at any time during the Term, Lessee desires to use additional cubicles or office furniture owned by Lessor which is located elsewhere in the Menlo Business Park, then Lessee shall so notify Lessor and to the extent available, Lessor shall make such additional furniture available to Lessee and the parties shall update Exhibit G accordingly. Lessee shall be responsible for the cost to move such additional furniture to the Premises and the installation of same therein. Thereafter, the additional furniture shall be considered part of the Furniture for the purposes of this Lease. Lessor hereby grants to Lessee a license to use the Furniture in the Premises at no additional charge during the term of the Lease. Lessee agrees to maintain and use the Furniture with care and in a reasonable manner. Lessee shall return such Furniture to Lessor upon Lessee’s surrender of the Premises in substantially the condition existing as of the Commencement Date, normal wear and tear excepted.

2. Term.

(a) The term of this Lease (the “term” or the “Term”) shall commence on the date that the conditions described in Paragraph 2(c) are satisfied (the “Commencement Date”).

(b) The term of this Lease shall expire on the date which is the last day of the thirty-sixth (36th) month following the Commencement Date (the “Expiration Date”), unless extended or sooner terminated in accordance with the provisions hereof.

(c) Lessor shall deliver possession of the Premises to Lessee with the Tenant Improvements described in Paragraph 13(a) substantially completed (as defined in Paragraph 13(b) below), which date is anticipated to be June 1, 2012. On the Commencement Date, the Premises and Building and all of the systems of the Premises and Building, shall be in good operating condition and repair, including, but not limited to, the HVAC, mechanical, lighting, electrical, life safety, and plumbing systems, structural systems and all windows and the roof in water tight condition, and in compliance with all applicable laws (including the Americans with Disabilities Act).

(d) If for any reason the Premises is not in the condition required by Paragraph 2(c) on June 1, 2012, Lessor shall not be subject to any liability therefore, nor shall such failure affect the validity of this Lease, or the obligations of Lessee hereunder, but in such case, Lessee shall not, except as otherwise provided herein, be obligated to pay Operating Expenses, Taxes, or Monthly Base Rent until possession of the Premises is delivered to Lessee with the Tenant Improvements substantially completed. Notwithstanding the foregoing, if the Commencement Date has not occurred by July 31, 2012, as such date will be extended day for day for each day of Tenant Delay (as defined in Paragraph 13(d) below), then Lessee shall have the option, in its sole and absolute discretion, to terminate this Lease; and upon such termination, Lessor shall refund the Security Deposit and any advance rent to Lessee and the parties shall be released of any liability hereunder.

(e) Lessee acknowledges that the applicable ordinance of the City of Menlo Park (the “City”) requires that Lessee must obtain a Conditional Use Permit (“CUP”) from the City if Lessee maintains on the Premises five (5) gallons or more of Hazardous Materials (as defined in Paragraph 9). Accordingly, until the date Lessee obtains the CUP from the City permitting Lessee to maintain on the Premises five (5) gallons or more of Hazardous Materials,

Lessee shall maintain less than five (5) gallons of Hazardous Materials on the Premises. If Lessee is required by the applicable City ordinance to obtain a CUP, Lessee shall promptly apply for and shall use its commercially reasonable good faith diligent efforts to comply with the City’s requirements for the issuance to Lessee of the CUP. Lessor shall assist Lessee in the filing and processing of the application for the CUP, and Lessee shall pay all costs and fees associated with such efforts; provided, however, that Lessor shall not be responsible for the issuance of the CUP. Lessee shall deliver a copy of the CUP to Lessor and Lessee shall comply with the provisions thereof. If Lessee is unable to obtain the CUP from the City within one hundred twenty (120) days of the date of this Lease, then in such event, Lessee shall have the option, in its sole and absolute discretion, to terminate this Lease; provided, however, that as a condition to such termination, Lessee shall reimburse Lessor for its costs associated with this Lease as of the date of termination, including, without limitation, architectural and engineering expenses, hard construction costs, free rent periods, and leasing commissions. Upon the termination of this Lease and reimbursement of Lessor’s expenses in accordance with the preceding sentence, Lessor shall refund the Security Deposit and any advance rent to Lessee and the parties shall be released of any liability hereunder except as otherwise expressly set forth herein.

(f) Prior to the Commencement Date and upon receipt of the insurance certificates requires hereunder, Lessee shall have access to the Premises for the purpose of installation of Lessee’s fixtures, furniture, telecommunications equipment and other personal property. Such entry by Lessee prior to the Commencement Date shall be referred to herein as “Early Entry.” During the course of any Early Entry, all terms and conditions of this Lease, except for Monthly Base Rent (as defined in Paragraph 4 below) and Additional Rent (as defined in Paragraph 5 below) shall apply. Lessee shall not interfere with the construction of the Tenant Improvements and such interference shall be deemed a Tenant Delay and any delay in providing Lessee with possession of the Premises in the condition required herein due to such Early Entry shall not serve to extend the term of this Lease or cause Lessor to be liable for any damages arising therefrom.

(g) Prior to the Commencement Date and upon fifteen (15) days prior written notice to Lessor, Lessee may occupy all or a portion of the second (2nd) floor of the Premises in accordance with the terms and conditions set forth in this Paragraph 2(g) (such portion referred to herein as the “Temporary Space”) until the Commencement Date. During the lease of the Temporary Space, all terms and conditions of this Lease shall apply, except for Monthly Base Rent and Additional Rent. In lieu of the foregoing described rental amounts, Lessee shall pay to Lessor rent in the amount of Three and 00/100 Dollars ($3.00) per rentable square foot of Temporary Space in advance monthly installments, in lawful money of the United States; provided, however, that up to ninety (90) days of occupancy in such Temporary Space shall be rent-free. During the lease of the Temporary Space, Lessee shall not interfere with the construction of the Tenant Improvements and any delay in providing Lessee with possession of the Premises in the condition required herein due to such lease of the Temporary Space shall be deemed a Tenant Delay and shall not serve to extend the term of this Lease or to make Lessor liable for any damages arising therefrom.

3. Option to Extend.

(a) Provided Lessee is not in default of its obligations under this Lease either at the time of exercise or on the commencement date of the Extended Term (as hereinafter defined), Lessee shall have one (1) option to re-lease the Premises for a term of three (3) years (the “Extended Term”) on the same terms and conditions as set forth in this Lease except that (i) the Base Monthly Rent for the extended term shall be adjusted to the Extended Term Rate, as defined in Paragraph 3(c) below, and (iii) Lessee shall accept the Premises in their then “as is” condition and Paragraph 13, Tenant Improvements, shall not apply to the Extended Term. This option to extend is granted for the personal benefit of Intersect ENT and its Permitted Transferee(s) only, and shall be exercisable only by Intersect ENT or a Permitted Transferee (as defined in Paragraph 17(f) below). This option to extend may not be assigned or transferred to any assignee or sublessee, other than a Permitted Transferee, without the prior written consent of Lessor.

(b) Lessee shall give Lessor written notice of its intent to exercise its option no earlier than two hundred seventy (270) days and no later than six (6) months prior to the expiration of the initial Term (the “Option Exercise Period”). If Lessee does not exercise the Option to Extend within the Option Exercise Period, the Option to Extend shall lapse, time being of the essence.

(c) The initial Monthly Base Rent for the Premises during the Extended Term, the “Extended Term Rate” shall be determined pursuant to the provisions of this Paragraph 3(c), and shall equal ninety five percent (95%) of the then current fair market rental for the Premises on the commencement date of the Extended Term, which shall be based on what a willing new lessee would pay and a willing lessor would accept at arm’s length for comparable premises in the city of Menlo Park of similar age, size, quality of construction and specifications (excluding the value of any improvements to the Premises made at Lessee’s cost with Lessor’s prior written consent except as otherwise permitted herein) for a lease similar to this Lease for the same uses specified hereunder and taking into consideration that there will be no free rent, improvement allowance, or other rent concessions.

Upon the written request by Lessee to Lessor received by Lessor at any time during the Option Exercise Period and prior to the exercise by Lessee of the Option to Extend, Lessor shall, within fifteen (15) days of such request, give Lessee written notice of Lessor’s good faith opinion of the Extended Term Rate. Thereafter, upon the request of Lessee, Lessor and Lessee shall enter into good faith negotiations in an effort to reach agreement on the Extended Term Rate.

If Lessor and Lessee are unable to agree upon the Extended Term Rate within fifteen (15) days of Lessor’s notice to Lessee of Lessor’s good faith opinion of the Extended Term Rate, said amount shall be determined by appraisal. The appraisal shall be performed by one appraiser if the parties are able to agree upon one appraiser. If the parties are unable to agree upon one appraiser, then each party shall appoint an appraiser and the two appraisers shall select a third appraiser. Each appraiser selected shall be a member of the American Institute of Real Estate Appraisers (AIREA) with at least five (5) years of full-time commercial real estate appraisal experience in the Menlo Park office/R&D/manufacturing rental market.

If only one appraiser is selected, that appraiser shall notify the parties in simple letter form of its determination of the Extended Term Rate within fifteen (15) days following its selection. Said appraisal shall be binding on the parties as the appraised current Extended Term Rate. If multiple appraisers are selected, each appraiser shall within ten (10) days of being selected make its determination of the Extended Term Rate in simple letter form. If two (2) or more of the appraisers agree on said amount, such agreement shall be binding upon the parties. If multiple appraisers are selected and two (2) appraisers are unable to agree on the Extended Term Rate the Extended Term Rate shall be determined by taking the mean average of the appraisals; provided, that any high or low appraisal, differing from the middle appraisal by more than ten percent (10%) of the middle appraisal, shall be disregarded in calculating the average. The Extended Term Rate shall be increased by three percent (3%) annually on each anniversary of the commencement of the Extended Term.

If only one appraiser is selected, then each party shall pay one-half of the fees and expenses of that appraiser. If three appraisers are selected, each party shall bear the fees and expenses of the appraiser it selects and one-half of the fees and expenses of the third appraiser.

(d) Thereafter, provided that Lessee has previously given timely notice to Lessor of the exercise by Lessee of the Option to Extend, Lessor and Lessee shall execute an amendment to this Lease stating that the initial Monthly Base Rent for the Premises during the Extended Term shall be equal to the determination by appraisal.

4. Monthly Base Rent.

(a) Commencing on the Commencement Date and continuing on the first day of each calendar month thereafter during the term of this Lease, Lessee shall pay to Lessor in monthly installments in advance Monthly Base Rent, in lawful money of the United States as follows:

Period	Rentable SF		Rent/RSF/Mo.		Monthly Base Rent NNN
Year 1	32,458	*	$1.80	*	$58,424.40	*
Year 2	32,458		$1.854		$60,177.13
Year 3	32,458		$1.909		$61,982.44

*	Notwithstanding the foregoing, for a period of nine (9) months following the Commencement Date, Lessee shall have the right to occupy all of the Premises but Monthly Base Rent shall be calculated based on 20,000 Rentable SF ($36,000 per month); provided, however, that Lessee’s Share for Additional Rent shall still be calculated based on 32,458 Rentable SF.

(b) Upon the execution and delivery of this Lease by Lessor and Lessee, Lessee shall pay to Lessor the sum of’ Thirty Six Thousand and 00/100 Dollars ($36,000.00), which shall be applied to the Rent for the first calendar month of the Term. Thereafter, Monthly Base Rent shall be paid monthly in advance on the first day of each calendar month. Lessee shall also deliver to Lessor upon the execution and delivery of this Lease, cash and/or a Letter of Credit (as defined in Paragraph 7 below) in the total amount of One Hundred Eighty Five Thousand Nine Hundred Forty Seven and 35/100 ($185,947.35) representing the Security Deposit in accordance with the terms and conditions set forth in Paragraph 7 below.

5. Additional Rent; Operating Expenses and Taxes.

(a) In addition to the Monthly Base Rent payable by Lessee pursuant to Paragraph 4, commencing on the Commencement Date Lessee shall pay to Lessor, as “Additional Rent,” (1) Lessee’s Share (as defined in Paragraph 1(a) above) of the operating expenses of the Property, (2) Lessee’s pro rata share of the operating expenses of Menlo Business Park of which the Property is a part, in accordance with Paragraph 5(b) hereof, and (3) Lessee’s pro rata share of the Taxes (as defined in Paragraph 5(c) below). Lessee’s pro rata share of the operating expenses of Menlo Business Park is 4.01% based upon the ratio of the number of square feet of the Land allocable to the Property to the total number of square feet of land in Menlo Business Park. The operating expenses of Menlo Business Park currently include maintenance of the common areas of Menlo Business Park, parking lot lighting (cost of electricity and maintenance of the fixtures), maintenance of the network conduit, all landscape maintenance and irrigation of Menlo Business Park, Lessor’s insurance coverages of Menlo Business Park, and security patrol. The operating expenses of Menlo Business Park may include other commercially reasonable and customary items from time to time during the term of this Lease. Monthly Base Rent and Additional Rent are referred to herein collectively as “rent.”

(b) “Operating Expenses,” as used herein, shall include all commercially reasonable and customary direct costs incurred by Lessor in the management; operation, maintenance, repair and replacement of the Property, including the cost of all maintenance, repairs, and restoration of the Property performed by Lessor pursuant to Paragraphs I 4(b) and 14(c) hereof, as determined by generally accepted accounting principles (unless excluded by this Lease), including, but not limited to:

Personal property taxes related to the Premises; any parking taxes or parking levies imposed on the Premises in the future by any governmental agency; the management fee charged for the management and operation of Menlo Business Park, in an amount equal to four percent (4%) of the total gross income received by Lessor from Lessee (including Monthly Base Rent and Additional Rent) and not just Lessee’s Share of this fee; water and sewer charges; waste disposal; commercially reasonable insurance premiums for insurance coverages maintained by Lessor pursuant to Paragraph 11(b) hereof; license, permit, and inspection fees; charges for electricity, heating, air conditioning, gas, and any other utilities (including, without limitation, any temporary or permanent utility surcharge or other exaction); security; maintenance, repair, and replacement of the roof membrane; painting and repairing, interior and exterior; maintenance and replacement of floor and window coverings; repair, maintenance, and replacement of air-conditioning, heating, mechanical and electrical systems, elevators, plumbing and sewage systems; janitorial service; landscaping, gardening, and tree trimming; glazing; repair, maintenance, cleaning, sweeping, striping, and resurfacing of the parking area; exterior Building lighting and parking lot lighting; supplies, materials, equipment and tools in the maintenance of the Property; costs for accounting services incurred in the calculation, of Operating Expenses and Taxes as defined herein; and the cost of any other capital expenditures for any improvements or changes to the Building which are required by laws, ordinances, or other governmental regulations adopted after the Commencement Date, or for any items or capital expenditures voluntarily made by Lessor which are intended to and have the effect of reducing Operating Expenses; provided, however, that except for capital improvements required because of Lessee’s specific use of the Property, if Lessor is required to or voluntarily makes such capital improvements, Lessor shall amortize the cost of said improvements over the useful life of said improvements calculated in accordance with generally accepted accounting principles (together with interest on the unamortized balance at the rate equal to the effective rate of interest on Lessor’s bank line of credit at the time of completion of said improvements, but in no event in excess of seven percent (7%) per annum) as an Operating Expense in accordance with generally accepted accounting principles, except that with respect to capital improvements made to save Operating Expenses such amortization shall not be at a rate greater than the actual savings in Operating Expenses. Operating Expenses shall also include any other reasonable and customary expense or charge, whether or not described herein not specifically excluded by other provisions of this Lease, which in accordance with generally accepted accounting principles would be considered an expense of managing, operating, maintaining, and repairing the Property.

(c) Real property taxes and assessments upon the Property, during each lease year or partial lease year during the term of this Lease are referred to herein as “Taxes.”

As used herein, “Taxes” shall mean:

(1) all real estate taxes, assessments, charges and any other taxes levied or assessed against the Property including the Land, the Building, and all improvements located thereon, including any increase in Taxes resulting from a reassessment following any transfer of ownership of the Property or any interest therein or following any improvements to the Premises after the Commencement Date; and

(2) all other taxes which may be levied in lieu of real estate taxes, assessments, and other fees, charges, and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature by any authority having the direct or indirect power to tax, including without limitation any governmental authority or any improvement or other district or division thereof’, for public improvements, services, or benefits which are assessed, levied, confirmed, imposed, or become a lien (i) upon the Property, and/or any legal or equitable interest of Lessor in any part thereof; or (ii) upon this transaction or any document to which Lessee is a party creating or transferring any interest in the Property; and (iii) any tax or excise, however described, imposed in addition to, or in substitution partially or totally of, any tax previously included within the definition of “Taxes” or any tax the nature of which was previously included in the definition “Taxes.”

Not included within the definition of “Taxes” are any net income, profits, capital stock, transfer, franchise, estate, succession, gift or inheritance taxes imposed by any governmental authority. “Taxes” also shall not include penalties or interest charges assessed on delinquent Taxes so long as Lessee is not in default in the payment of Monthly Base Rent or Additional Rent.

With respect to any assessments which may be levied against or upon the Property, or the Land, which under the laws then in force may be evidenced by improvement or other bonds, or may be paid in annual installments, only the amount of such annual installment (with appropriate proration of any partial year) and statutory interest shall be included within the computation of the annual Taxes levied against the Property.

(d) The following costs (“Costs”) shall be excluded from the definition of Operating Expenses:

(1) Costs occasioned by the act, omission or violation of law by Lessor, or any other occupant of the Property or their respective agents, employees or contractors;

(2) Costs for which Lessor receives reimbursement from others, including reimbursement from insurance;

(3) Interest, charges and fees incurred on debt or payments on any deed of trust or ground lease on the Property, or Menlo Business Park;

(4) Advertising or promotional costs or other costs incurred by Lessor in procuring tenants for the Property or other portions of Menlo Business Park;

(5) Costs incurred in repairing, maintaining or replacing any structural elements of the Building for which Lessor is responsible pursuant to Paragraph 14(a) hereof including the foundations and exterior walls (except the interior faces thereof), roof structure (excluding the roof membrane), and other structural elements of the Building and Property as defined as “structural elements” in the building codes applicable to the Building (except as otherwise expressly excluded in Paragraph 14(a) hereof);

(6) Any wages, bonuses or other compensation of employees above the grade of building manager and any executive salary of any officer or employee of Lessor, including fringe benefits other than insurance plans and tax-qualified benefit plans, or any fee, profit or compensation retained by Lessor or its affiliates for management and administration of the Property in excess of the management fee referred to in Paragraph 5(b) of this Lease;

(7) General office overhead and general and administrative expenses of Lessor, except as specifically provided in Paragraph 5(b);

(8) Leasing expenses and broker commissions payable by Lessor;

(9) Costs occasioned by casualties or by the exercise of the power of eminent domain;

(10) Costs to correct any construction defect in the Building or the Premises existing on the Commencement Date, or to comply with any covenant, condition, restriction, underwriter’s requirement or law applicable on the Commencement Date;

(11) Costs of any renovation, improvement, painting or redecorating of any portion of the Property or other buildings in Menlo Business Park not made available for Lessee’s use;

(12) Costs incurred in connection with negotiations or disputes with any other tenant or occupant of Menlo Business Park, and costs arising from the violation by Lessoror any other tenant or occupant of Menlo Business Park of the terms and conditions of any other lease or agreement or of any law;

(13) Increases in premiums for insurance carried by Lessor attributable solely to activities of any other tenant or occupant of the Property or Menlo Business Park;

(14) Costs incurred in connection with the presence of any Hazardous Materials on the Property or on other property in Menlo Business Park that were not released by Lessee or its employees, agents, contractors, invitees, sublessees, successors or assigns;

(15) Expense reserves or depreciation,

(16) Costs which could properly be capitalized under generally accepted accounting principles, except to the extent amortized over the useful life of the capital item in question as set forth in Paragraph 5(b) above;

(17) Political contributions; and

(18) Sculptures and other artwork (including any insurance thereon), Lessor shall at all times use its best efforts to operate the Property in an economically reasonable manner at costs not disproportionately higher than those experienced by other comparable premises in the market area in which the Property is located (Menlo Park).

(e) Prior to the execution of this Lease, Lessor has delivered to Lessee Lessor’s estimate of 2012 Operating Expenses. Throughout the term of this Lease, as close as reasonably possible to the end of each calendar year thereafter but no later than April I of the following year, Lessor shall notify Lessee of the Operating Expenses estimated by Lessor for the calendar year 2013, and for each following calendar year. Concurrently with such notice, Lessor shall provide a description of such Operating Expenses and Taxes. Commencing on the Commencement Date, and on the first (1st) day of each calendar month thereafter, Lessee shall pay to Lessor, as Additional Rent, one-twelfth (1/12th) of the estimated Operating Expenses and Taxes. If at any time during any such calendar year, it appears to Lessor that the Operating Expenses or Taxes for such year will vary from Lessor’s estimate, Lessor may, by written notice to Lessee, revise Lessor’s estimate for such year and the Additional Rent and Taxes payments by Lessee for such year shall thereafter be based upon such revised estimate. Lessor shall furnish to Lessee with such revised estimate written verification showing that the actual Operating Expenses or Taxes are greater than Lessor’s estimate. The increase in the monthly installments of Additional Rent and Taxes resulting from Lessor’s revised estimate shall not be retroactive, but the Additional Rent and Taxes for each calendar year shall be subject to adjustment between Lessor and Lessee after the close of the calendar year, as provided below.

Within approximately ninety (90) days after the expiration of each calendar year of the term but no later than April 1 of the succeeding year, Lessor shall furnish Lessee a statement certified by a responsible employee or agent of Lessor (the “Operating Statement”) with respect to such year, prepared by an employee or agent of Lessor, showing the actual Operating Expenses and Taxes for such year broken down by component expenses and the total payments made by Lessee for such year on the basis of any previous estimate of such Operating Expenses and Taxes, all in sufficient detail for verification by Lessee. Unless Lessee raises any objections to the Operating Statement within ninety (90) days after receipt of the same, such statement shall conclusively be deemed correct and Lessee shall have no right thereafter to dispute such statement or any item therein or the computation of’ Operating Expenses and/or Taxes. Lessee or its accountants shall have the right to inspect and audit Lessor’s books and records with respect to this Lease once each Lease Year to verify actual Operating Expenses and/or Taxes, Should Lessee retain any accountant or accounting firm to audit or inspect Lessor’s books and records pursuant to this Paragraph 5(e), such accountant or accounting firm shall be one of national standing and retained on an hourly rate basis or based upon a fixed fee and shall not be paid on a contingency basis. Lessor’s books and records shall be kept in accord with generally accepted accounting principles. If Lessee’s audit of the Operating Expenses and/or Taxes for any year reveals a net overcharge of more than five percent (5%), Lessor promptly shall reimburse Lessee for the cost of the audit; otherwise, Lessee shall bear the cost of Lessee’s audit. If Lessee objects to Lessor’s Operating Statement, Lessee shall continue to pay on a monthly basis the Operating Expenses and/or Taxes based upon the prior year’s Operating Statement until the dispute is resolved.

If Lessee’s Share of the Operating Expenses and Taxes for the year as finally determined exceeds the total payments made by Lessee based on Lessor’s estimates, Lessee shall pay to Lessor the deficiency, within thirty (30) days after the receipt of Lessor’s Operating Statement. If the total payments made by Lessee based on Lessor’s estimate of the Operating Expenses and/or Taxes exceed the Operating Expenses and/or Taxes, Lessee’s extra payment, plus the cost of the audit if charged to Lessor, shall be credited against payments of Monthly Base Rent and Additional Rent next due hereunder.

Notwithstanding the expiration or termination of this Lease, within thirty (30) days after Lessee’s receipt of Lessor’s Operating Statement or the completion of Lessee’s audit regarding the Operating Expenses and/or Taxes for the calendar year in which this Lease terminates, Lessee shall pay to Lessor or shall receive from Lessor, as the case may be, an amount equal to the difference between the Operating Expenses and/or Taxes for such year, as finally determined, and the amount previously paid by Lessee on account thereof (prorated to the expiration date or the termination date of this Lease). The foregoing obligations of Lessor and Lessee shall survive the expiration or sooner termination of this Lease.

6. Payment of Rent.

(a) All rent shall be due and payable in lawful money of the United States of America at the address of Lessor set forth in Paragraph 24, “Notices,” without deduction or offset and without prior demand or notice, unless otherwise specified herein. Monthly Base Rent and Additional Rent for month one shall be paid in accordance with Paragraph 4(b). Thereafter, Monthly Base Rent and Additional Rent shall be payable monthly, in advance, on the first day of each calendar month. Lessee’s obligation to pay rent for any partial month of the term shall be prorated on the basis of a thirty (30) day month.

(b) If any installment of Monthly Base Rent, Additional Rent or any other sum due from Lessee is not received by Lessor within five (5) days after the same is due, Lessee shall pay to Lessor an additional sum equal to five percent (5%) of the amount overdue as a late charge. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Lessor will incur by reason of the late payment by Lessee. Acceptance of any late charge shall not constitute a waiver of Lessee’s default with respect to the overdue amount. Any amount not paid within ten (10) days after Lessee’s receipt of written notice that such amount is due shall bear interest from the date due until paid at the lesser rate of (1) the prime rate of interest as published in the “Wall Street Journal,” plus three percent (3%) or (2) the maximum rate allowed by law (the “Interest Rate”), in addition to the late payment charge.

Initials: Lessor	Lessee

7. Security Deposit.

(a) Security Deposit. Lessee shall deposit with Lessor, and Lessor shall hold, the sum of One Hundred Eighty Five Thousand Nine Hundred Forty Seven and 35/100 Dollars ($185,984.34) (the “Security Deposit”), as security for Lessee’s faithful performance of Lessee’s obligations under this Lease including, but not limited to, the payment of rent when due, the repair of any damage to the Premises caused by Lessee, and the surrender of the Premises to Lessor on the expiration or sooner termination of the term in a clean condition, and otherwise in the condition required by Paragraph 14. If Lessee fails to pay Monthly Base Rent or Additional Rent or any other charges due hereunder within applicable notice and cure periods, or if Lessee fails to surrender possession of the Premises on the expiration date or earlier termination date of the term in the condition required by Paragraph 14, or if there is an Event of Default under this Lease (as defined in Paragraph 22), Lessor may use, apply or retain all or any portion of said Security Deposit to the extent reasonably necessary to cure the breach, for the payment of any amount due Lessor, and to reimburse or compensate Lessor for any liability, cost, expense, loss or damage (including attorneys’ fees) which Lessor may suffer or incur by reason thereof. Notwithstanding anything to the contrary herein, the Security Deposit may be retained and applied by Lessor (a) to offset rent which is unpaid either before or after termination of this Lease, and (b) against other damages suffered by Lessor before or after termination of this Lease. If Lessor uses or applies all or any portion of the Security Deposit, Lessee shall within ten (10) business days after written request therefor deposit with Lessor the amount sufficient to restore the Security Deposit to the original amount required by this Lease. Lessor shall not be required to keep all or any part of the Security Deposit separate from its general accounts. No part of the Security Deposit shall be considered to be held in trust, to bear interest or other increment for its use, or to be prepayment for any moneys to be paid by Lessee under this Lease.

(b) Return of Security Deposit. Lessor shall, at the expiration or earlier termination of the term hereof and after Lessee has vacated the Premises in the condition required hereunder, return to Lessee (or, at Lessor’s option, to the last assignee, if any, of Lessee’s interest herein), that portion of the Security Deposit not properly used or applied by Lessor, provided that there is then no uncured event of default by Lessee hereunder and there is then no unsatisfied claim by Lessor against Lessee for damages in the event this Lease has been terminated.

(c) Letter of Credit. Lessee, at Lessee’s option, at any time during the Term, may deposit with Lessor an unconditional and irrevocable letter of credit in the amount of Sixty One Thousand Nine Hundred Eighty Two and 45/100 Dollars ($61,982.45) (the “Letter of Credit”) and in the form required herein, as security for the full and faithful performance of each and every obligation of Lessee under the Lease. The Letter of Credit, together with (1) any cash from time to time held by Lessor as part of the security deposit following a draw on the Letter of Credit or (2) any cash from time to time held by Lessor as part of the security deposit under this Paragraph 7, is referred to herein as the “Security Deposit.” The Letter of Credit shall be in the form and containing the terms required herein, running in favor of Lessor, issued by a solvent nationally recognized bank approved by Lessor and in a form reasonably satisfactory to Lessor. The Letter of Credit, and each subsequent replacement Letter of Credit, delivered by Lessee hereunder as the Security Deposit shall expire no earlier than twelve (12) months after issuance and shall provide for automatic renewals of one-year periods unless the issuer has provided Lessor written notice of non-renewal at least sixty (60) days prior to the then expiration date, in which case Lessee shall provide a replacement letter of credit meeting the requirements of this Paragraph 7 no later than thirty (30) days prior to the expiration date of the then outstanding and expiring Letter of Credit. Failure by Lessee to deliver cash or any replacement Letter of Credit as required above shall entitle Lessor to draw under the outstanding Letter(s) of Credit and to retain the entire proceeds thereof for application as the Security Deposit under this Lease. Each Letter of Credit shall be for the benefit of Lessor and its successors and assigns, shall be expressly transferable at no cost by Lessor to such successors and assigns, and shall entitle Lessor or its successors or assigns to draw from time to time under the Letter of Credit in portions or in whole upon presentation of (i) a sight draft, and (ii) a statement executed by Lessor stating that Lessor is entitled to make the subject draw pursuant to the terms of this Lease. If at any time during the Term of this Lease, the bank or financial institution that issues the Letter of Credit is declared insolvent, or is placed into receivership by the Federal Deposit Insurance Corporation or any other governmental or quasi-governmental institution, then following written notice from Lessor, Lessee shall have thirty (30) days to replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Lessor in Lessor’s reasonable discretion. If Lessee does not replace the Letter of Credit with a new letter of credit from a bank or financial institution acceptable to Lessor within such thirty (30) day period, then notwithstanding anything in the Lease to the contrary, Lessor shall have the right to draw upon the Letter of Credit for the full amount of the Letter of Credit. In such event, the Letter of Credit funds shall immediately become part of the “Security Deposit” under this Lease. Lessor shall not be obligated to keep any proceeds from a draw on the Letter of Credit separate from its general funds, and Lessee shall not be entitled to interest on either.

(d) Transfer. If Lessor disposes of .its interest in the Building, Lessor shall deliver or credit the Security Deposit to Lessor’s successor-in-interest, and Lessor thereupon shall be relieved of further responsibility with respect to the Security Deposit. Upon a sale or other transfer of the Property or the Building, or any financing of Lessor’s interest therein, Lessor shall transfer the Security Deposit to its transferee or lender. With respect to the Letter of Credit, within five (5) days after notice of such transfer or financing, Lessee, at its sole cost, shall arrange for the transfer of the Letter of Credit to the new landlord or the lender, as designated by Lessor in the foregoing notice or have the Letter of Credit reissued in the name of the new landlord or the lender. Following any such transfer of the Security Deposit and the written assumption of this Lease by the transferee, Lessee shall look solely to the new landlord or lender for the return of such cash Security Deposit or Letter of Credit and the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord.

(e) Reduction in the Amount of the Security Deposit. Following expiration of the eighteenth (18th) month of the Term, provided that both (i) no Event of Default has occurred and is continuing as of the date that is five (5) business days prior to such date and (ii) no Event of Default described in Paragraph 22 hereof has occurred on three (3) or more occasions during the portion of the Term preceding such date, then, the Security Deposit shall be reduced effective as of the first (1st) day of the nineteenth (19th) term of the Lease by the amount of Ninety Two Thousand Nine Hundred Seventy Three and 68/100 Dollars ($92,973.68). To the extent that Lessor holds a Letter of Credit delivered in accordance with the provisions of Paragraph 7(c) above, then the reduction of the Security Deposit contemplated herein shall first be realized by the return of the Letter of Credit to Lessee.

(f) Waiver. In no event or circumstance shall Lessee have the right to any use of the Security Deposit and, specifically, Lessee may not use the Security Deposit as a credit or to otherwise offset any payments required hereunder, including, but not limited to, rent or any portion thereof. Lessee waives (i) California Civil Code Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”), and (ii) any and all rights, duties and obligations either party may now has, or in the future will have, relating to or arising from the Security Deposit Laws. Nothing in this Paragraph 7 shall he construed to limit the amount of damages recoverable by Lessor or any other remedy to the amount of the Security Deposit. Lessor and Lessee agree that Lessor may, in addition, claim those sums reasonably necessary to compensate Lessor for any foreseeable or unforeseeable loss or damage caused by the act or omission of Lessee. Lessee may not assign or encumber the Security Deposit, and any attempt to do so shall be void and, in all events, not binding upon Lessor.

8. Use. Lessee shall use and occupy the Premises for general office uses, research and development and medical device manufacturing, which includes the application of third party manufactured pharmaceuticals to such medical devices, shipping and receiving and other such related legal uses which are permitted by applicable zoning ordinances and the covenants, conditions, and restrictions for Menlo Business Park and which are reasonably approved by Lessor in writing (which approval shall not be unreasonably conditioned, delayed or withheld), and for no other use or purpose without Lessor’s prior written consent. Use of the Premises for the manufacture of integrated circuits or the manufacture of other electronic components is expressly prohibited. Any use of the Premises by Lessee or by any sublessee or assignee approved by Lessor pursuant to Paragraph 17 shall comply with the provisions of this Paragraph 8.

9. Hazardous Materials.

(a) The term “Hazardous Materials” as used in this Lease shall include any substance defined or regulated as radioactive, flammable, toxic, a biohazard, medical waste, “hazardous material”, “extremely hazardous material”, “hazardous waste”, “hazardous substance,” “toxic substance,” “industrial process waste,” or “special waste” in any Environmental Laws as hereafter defined. Hazardous Materials shall include, but not be limitedto, petroleum, gasoline, natural gas, natural gas liquids, liquified natural gas, synthetic gas, and/or crude oil or any products, by-products or fractions thereof.

(b) Lessee shall not engage in any activity in or on the Premises or the Property which constitutes a Reportable Use of Hazardous Materials without the express prior written consent of Lessor and timely compliance (at Lessee’s expense) with all Environmental Laws. “Reportable Use” shall mean (i) the installation or use of any above or below ground storage tank, (ii) the generation, possession, storage, use, transportation, or disposal of Hazardous Materials that require a permit from, or with respect to which a report, notice, registration or business plan is required to be filed with, any governmental authority, and/or (iii) the presence at the Premises or the Property of Hazardous Materials with respect to which any Environmental Law requires that a notice be given to persons entering or occupying the Premises, the Property, or neighboring properties. Notwithstanding the foregoing, Lessee may use in the Premises the chemicals listed on Exhibit “F” and any ordinary and customary office supplies and cleaning materials, so long as any such use is in compliance with all Environmental Laws, is not a Reportable Use, and does not expose the Premises, the Property, or neighboring property to any meaningful risk of contamination or damage or expose Lessor to any liability therefor. In addition, Lessor may condition its consent to any Reportable Use upon receiving such additional assurances as Lessor reasonably deems necessary to protect itself, the public, the Premises, the Property, and/or the environment against damage, contamination, injury and/or liability, including, but not limited to, the installation (and removal on or before Lease expiration or termination) of protective modifications (such as concrete encasements) and/or increasing the Security Deposit.

(c) “Environmental Laws” shall mean and include any Federal, State, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, or dangerous waste, substance, element, compound, mixture or material, as now or at any time hereafter in effect including, without limitation, California Health and Safety Code §§25100 et seq., §§25300 et seq., Sections 25281(1) and 25501 of the California Health and Safety Code, Section 13050 of the Water Code, the Federal Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§9601 et seq. (“CERCLA”), the Superfund Amendments and Reauthorization Act, 42 U.S.C. §§9601 et seq., the Federal Toxic Substances Control Act, 15 U.S.C. §§2601 et seq., the Federal Resource Conservation and Recovery Act as amended, 42 U.S.C. §§6901 et seq., the Federal Hazardous Material Transportation Act, 49 U.S.C. §§1801 et seq., the Federal Clean Air Act, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the River and Harbors Act of 1899, 33 U.S.C. §§401 et seq., and all rules and regulations of the EPA, the California Environmental Protection Agency, or any other state or federal department, board or any other agency or governmental board or entity having jurisdiction over the environment, as any of the foregoing have been, or are hereafter amended.

(d) if Lessee knows; or has reasonable cause to believe, that Hazardous Materials have come to be located in, on, under or about the Premises or the Property, other than as previously consented to by Lessor, Lessee shall immediately give written notice of such fact to Lessor and provide Lessor with a copy of any report, notice, claim or other documentation which it has concerning the presence of such Hazardous Materials.

(e) Lessee and Lessee’s agents, employees, and contractors shall not cause any Hazardous Materials to be discharged or released into the Building or into the plumbing or sewage system of the Building or into or onto the Land underlying or adjacent to the Building in violation of any Environmental Laws. Lessee shall promptly, at Lessee’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination caused by Lessee or caused by any of Lessee’s employees, agents, or contractors, and for the maintenance, security and/or monitoring of the Premises, the Property, or neighboring properties if such contamination is caused by a release or emission of any Hazardous Materials by Lessee or by any of Lessee’s employees, agents, or contractors.

(f) Lessee shall indemnify, defend and hold Lessor and its agents, employees and lenders and the Premises and the Property, harmless from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, any and all sums paid for settlement of claims, attorneys’ fees, consultant and expert fees) arising during or after the term from or in connection with the presence of Hazardous Materials in or on the Premises, the Property, or Menlo Business Park as a result of Lessee’s breach of the foregoing covenant, or as a result of the negligence, willful misconduct or other acts of Lessee, Lessee’s employees, agents, contractors, invitees, sublessees, successor or assigns. Without limitation of the foregoing, this indemnification shall include any and all costs incurred due to any investigation of the site (if contamination or release is a result of Lessee’s breach of the foregoing covenant) or any cleanup (including consultants’ and attorneys’ fess and testing), removal, remediation, restoration and/or abatement thereof, or of any contamination therein involved, mandated by a federal, state or local agency or political subdivision. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. No termination, cancellation or release agreement entered into by Lessor and Lessee shall release Lessee from its obligations under this Lease with respect to Hazardous Materials, unless specifically so agreed by Lessor in writing at the time of such agreement.

(g) To the current actual knowledge of John C. Tarlton, President of Tarlton Properties, Inc., Lessor’s property manager, except as disclosed to Lessee in writing by Lessor or as contained in any environmental site assessment report delivered by Lessor to Lessee prior to the execution of this Lease, (l ) no Hazardous Materials are present on the Property or the soil, surface water or groundwater thereof, (2) no underground storage tanks are present on the Property, and (3) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Materials or pursuant to any environmental law. Lessee shall not be responsible under this Lease, and Lessor hereby releases Lessee from responsibility for and indemnifies and agrees to hold Lessee harmless from any Hazardous Materials present on the Menlo Business Park that were not released by Lessee or its employees, agents, contractors, invitees, sublessees, successors or assigns, including any pre-existing Hazardous Materials.

10. Taxes on Lessee’s Property. Lessee shall pay before delinquency any and all taxes, assessments, license fees, and public charges levied, assessed, or imposed and which become payable during the lease term and any extension thereof upon Lessee’s equipment, fixtures, furniture, and personal property installed or located in the Premises.

11. Insurance.

(a) Lessee shall, at Lessee’s sole cost and expense, provide and keep in force commencing with the Commencement Date of the initial lease term and continuing during the initial lease term and the option extension period if exercised, a general commercial liability insurance policy with a recognized casualty insurance company qualified to do business in California, insuring against liability occasioned by an occurrence in, on, about, or related to the Premises or the Property, or arising out of the condition, use, occupancy, alteration or maintenance of the Premises or the Property, and covering the contractual liability referred to in Paragraph 12(a) of this Lease, having a combined single limit for both bodily injury and property damage in an amount not less than Three Million Dollars ($3,000,000). All such insurance carried by Lessee shall be in a form reasonably satisfactory to Lessor and its mortgage lender and shall be carried with companies that have a general policyholder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports; shall provide that such policies shall not be subject to material alteration or cancellation except after at least twenty (20) days prior written notice to Lessor; and shall be primary as to Lessor. Prior to the Commencement Date and upon renewal of such policies not less than ten (10) days prior to the expiration of the term of such coverage, Lessee shall deliver to Lessor certificates of insurance confirming such coverage, together with evidence of the payment of the premium therefor, naming Lessor and Lessor’s property manager, Tarlton Properties, as additional insureds. If Lessee fails to procure and maintain the insurance required hereunder, and such failure continues for five (5) days after written notice thereof from Lessor, Lessor may, but shall not be required to, order such insurance at Lessee’s expense and Lessee shall reimburse Lessor for all costs incurred by .Lessor with respect thereto. Lessee’s reimbursement to Lessor for such amounts shall be deemed Additional Rent, and shall include all sums disbursed, incurred or deposited by Lessor, including Lessor’s costs, expenses and reasonable attorneys’ fees with interest thereon at the Interest Rate.

(b) Lessor shall obtain and carry in Lessor’s name, as insured, as an Operating Expense of the Property as provided in Paragraph 5(b), during the lease term, “all risk” property insurance coverage (with rental loss insurance coverage for a period of one year), flood insurance, public liability and property damage insurance, and insurance against such other risks or casualties as Lessor shall reasonably determine, including, but not limited to, insurance coverages required of Lessor by the beneficiary of any deed of trust which encumbers the Property, including earthquake insurance coverage insuring Lessor’s interest in the Property (including the Tenant improvements completed pursuant to Paragraph 13 and any other leasehold improvements to the Premises constructed by Lessor or by Lessee with Lessor’s prior written approval) in an amount not less than the full replacement cost of the Building and all other Improvements from time to time. The proceeds of any such insurance shall be payable solely to Lessor and Lessee shall have no right or interest therein. Lessor shall have no obligation to insure against loss by Lessee to Lessee’s leasehold improvements installed at Lessee’s expense, or Lessee’s equipment, fixtures, furniture, or other personal property of Lessee in or about the Premises occurring from any cause whatsoever. Lessor’s public liability insurance shall provide for contractual liability referred to in Paragraph 12(b) of this Lease.

(c) Notwithstanding anything to the contrary contained in this Lease, but only if such release would not invalidate or otherwise compromise any insurance policy carried b either party, the parties release each other, and their respective authorized representatives, employees, officers, directors, shareholders, managers, members, assignees, subtenants, invitees, successors, agents, contractors and property managers, from any claims for damage to any person or to the Premises or the Property, and to the fixtures, personal property, leasehold improvements and alterations of either Lessor or Lessee in or on the Premises or the Property that are caused by or result from risks required by this Lease to be insured against or actually insured against under any property insurance policies carried by the parties and in force at the time of any such damage, whichever is greater. This waiver applies whether or not the loss is due to the negligent acts or omissions of Lessor or Lessee or their respective authorized officers, directors, employees, agents, contractors, or invitees.

(d) Each party shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with the above waiver and any damage covered by any policy; provided, however, that such provision or endorsement shall not be required if the applicable policy of insurance permits the named insured to waive rights of subrogation on a blanket basis, in which case the blanket waiver shall be acceptable. Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease.

12. Indemnification.

(a) Lessee waives all claims against Lessor for damages to property, or to goods, wares, and merchandise stored in, upon, or about the Premises, and for injuries to persons in, upon, or about the Premises or the Property from any cause arising at any time, except as may be caused by the .gross negligence or willful misconduct of Lessor or its employees, agents or contractors. Lessee shall indemnify, defend, and hold harmless Lessor from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done, permitted by Lessee in or about the Premises or the Property, (2) for bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Lessee, its employees, agents or contractors, and (3) based on any breach or default by Lessee in the performance of any obligation on Lessee’s part to be performed under this Lease.

(b) Lessor shall indemnify, defend, and hold harmless Lessee from claims, suits, actions, or liabilities for personal injury, death or for loss or damage to property that arise from (1) any activity, work, or thing done, permitted or suffered by Lessor in or about the Premises or the Property, (2) for bodily injury or damage to property which arises in or about the Property to the extent the injury or damage to property results from the negligent acts or omissions of Lessor, its employees, agents or contractors, and (3) based on any breach or default by Lessor in the performance of any obligation on Lessor’s part to be performed under this Lease.

(c) In the absence of comparative or concurrent negligence on the part of Lessee or Lessor, their respective agents, affiliates, and subsidiaries, or their respective officers, directors, members, employees or contractors, the foregoing indemnities by Lessee and Lessor shall also include reasonable costs, expenses and attorneys’ fees incurred in connection with any indemnified claim or incurred by the indemnitee in successfully establishing the right to indemnity. The indemnitor shall have the right to assume the defense of any claim subject to the foregoing indemnities with counsel reasonably satisfactory to the indemnitee. The indemnitee agrees to cooperate fully with the indemnitor and its counsel in any matter where the indemnitor elects to defend, provided the indemnitor shall promptly reimburse the indemnitee for reasonable costs and expenses incurred in connection with its duty to cooperate.

The foregoing indemnities shall survive the expiration or earlier termination of this Lease and are conditioned upon the indemnitee providing prompt notice to the indemnitor of any claim or occurrence that is likely to give rise to a claim, suit, action or liability that will fall within the scope of the foregoing indemnities, along with sufficient details that will enable the indemnitor to make a reasonable investigation of the claim.

When the claim is caused by the joint negligence or willful misconduct of Lessee and Lessor or by the indemnitor party and a third party unrelated to the indemnitor party (except indemnitor’s agents, officers, employees or invitees), the indemnitor’s duty to indemnify and defend shall be proportionate to the indemnitor’s allocable share of joint negligence or willful misconduct.

(d) Lessor shall not be liable to Lessee for any damage caused by any act or negligence of any other occupant of the Building or any other owner or occupant of adjoining or contiguous property, nor for overflow, breakage, or leakage of water, steam, gas, or electricity from pipes, wires, or otherwise in the Premises or the Building, except to the extent caused by the gross negligence or willful misconduct of Lessor or Lessor’s employees, agents, or contractors. Except as otherwise herein provided, Lessee will pay for damage to the Premises or the Property caused by the misuse or neglect of the Premises or the Property by Lessee or its employees, agents, or contractors, including, but not limited to, the breakage of glass in the Building.

13. Tenant Improvements; Condition of the Premises; Equipment Allowance.

(a) Lessor shall cause to be constructed certain interior improvements and modifications to the Premises substantially consistent with those described on Exhibit “E” attached hereto (the “Tenant Improvements”) and as further detailed in and in accordance with the construction plans (as described in Paragraph 13(b) below). The Tenant Improvements shall be constructed under the supervisions of Tarlton Properties, Inc. as construction manager at a fee equal to five percent (5%) of hard construction costs, and Lessor, or Tarlton Properties, Inc., as construction manager therefor, shall enter into any and all contracts required to complete the Tenant Improvements, including contracts with architects, engineers and other contractors. Lessee shall also have the right to hire its own third party project manager, the cost for which shall not be paid from the Tenant Improvement Allowance.

(b) Lessor shall cause to be prepared the construction plans for the Tenant Improvements that are consistent with and are logical evolutions of the Tenant Improvements described on Exhibit “E” attached hereto so soon as reasonably practicable following the mutual execution and delivery of the Lease by Lessor and Lessee. Upon completion of the construction plans, Lessor shall immediately forward such plans to Lessee for approval, which approval shall not be unreasonably withheld or delayed. Within five (5) days following Lessee’s receipt of the construction plans, Lessee shall notify Lessor in writing whether Lessee approves or reasonably disapproves of the construction plans. If Lessee reasonably disapproves of the proposed construction plans, Lessee’s written notice of disapproval shall specify any changes or modifications Lessee desires in the construction plans. Within five (5) days thereafter, Lessor will then revise the construction plans, taking into account the reasons for Lessee’s disapproval (provided, however, that Lessor shall not be required to make any revision to the construction plans that Lessor reasonably disapproves), and shall resubmit the construction plans to Lessee “for its approval. Lessee shall approve or disapprove the revised construction plans within three (3) days after receipt thereof. Such procedure shall be repeated as necessary until Lessee has approved the construction plans; provided, however, that any failure of Lessee to fully and finally approve the construction plans within twenty-five (25) days after receipt of the first drafts thereof from Lessor shall constitute a Tenant Delay, as long as Lessor has not unreasonably delayed preparation and delivery of the construction plans. Lessor shall not unreasonably withhold its approval of any change requested by Lessee to the construction plans which does not materially delay the Commencement Date.

(c) Lessee shall be entitled to a one-time tenant improvement allowance in an amount equal to Twelve Dollars ($12.00) per rentable square foot of the Premises for hard and soft costs related to the design and construction of the Tenant Improvements (the “Tenant Improvement Allowance”), which Tenant Improvement Allowance shall be disbursed by Lessor directly to the applicable design professional, contractor, materialman or other laborer. Lessee shall be responsible for all costs of the design and construction of the Tenant Improvements in excess of the Tenant Improvement Allowance (such difference referred to herein as the “Tenant Improvement Shortfall”). Lessee shall pay the Tenant Improvement Shortfall upon written request from Lessor accompanied by invoices reflecting such amounts due within thirty (30) days following Lessee’s receipt of such payment request.

(d) The terms “Substantially Complete,” “Substantially Completed” or “Substantial Completion” shall mean the date the Tenant Improvements arc completed and the Premises are in the condition required hereunder, excepting only Punch List items (as defined below) or the date the foregoing would have occurred but for a Tenant Delay (as hereinafter defined). Subject to completion of the Tenant Improvements, Lessee shall accept the Premises in their “as is” condition on the Commencement Date, subject to Lessor’s express representations and warranties set forth herein. The term “Tenant Delay” shall mean any delay incurred by Lessor in completing the Tenant Improvements due to (i) a delay by Lessee, or by any person employed or engaged by Lessee, in approving or delivering to Lessor any plans, schedules or information, including, without limitation, the construction plans beyond the applicable time period set forth in this Paragraph 13, if any; (ii) Lessee’s Early Entry (as provided under Paragraph 2(f) above); (iii) any changes requested by Lessee in or to work previously approved in the construction plans; or (iv) the failure of Lessee to pay as and when due all or any portion of the Tenant Improvement Shortfall.

(e) The Tenant Improvements shall be constructed in accordance with all applicable laws and the terms of this Lease, in a good and workmanlike manner, free of defects and using new materials and equipment of good quality. Upon delivery of the Premises, Lessee shall coordinate a walk through of the Premises, and Lessor and Lessee shall complete a punch list indicating any minor deficiencies in the Tenant Improvements, which do not materially interfere with Lessee’s ability to conduct business operations at the Premises (“Punch List”). Lessor shall promptly cause such items set forth in the Punch List to be completed as required for compliance with the Tenant Improvements.

(f) Lessee waives all right to make repairs at the expense of Lessor, or to deduct the costs thereof from the rent, and Lessee waives all rights under Section 1941 and 1942 of the Civil Code of the State of California. At the expiration or sooner termination of this Lease, Lessee shall surrender the Premises in a clean and good condition, except for ordinary wear and tear and except for damage caused by casualty, the elements, acts of God, a taking by eminent domain, and, subject to the terms of Paragraph 14(f) below, alterations or other improvements made by Lessee with Lessor’s prior written consent which Lessee is not required to remove as a condition to Lessor’s approval of such alterations or improvements (in no event shall any portion of the Tenant Improvements constructed in accordance with Paragraph 13(a) be required to be removed).

(g) Lessor agrees to provide an equipment improvement allowance in the amount of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) (“Equipment Allowance”) to Lessee for the purpose of the purchase and installation in the Premises of modular clean room equipment and related components (including, without limitation, supplemental power and HVAC units) to be used in the Premises during the Term. Lessee hereby acknowledges that the Equipment Allowance is being provided pursuant to an equipment loan (the “Loan”) to Lessor from Avid Bank (“Equipment Lender”) and as such, at Equipment Lender’s request, all equipment purchased with the Equipment Allowance shall be security for the Loan and shall be subject to the terms and conditions of the Loan, including, without limitation, any and all remedies of Equipment Lender. An equipment purchased with the Equipment Allowance shall be the property of Lessor and shall be surrendered by Lessee with the Premises upon the Expiration Date or earlier termination of this Lease. Lessor hereby agrees to amortize the amount of the Equipment Allowance over the remaining term of the Lease (together with interest on the unamortized balance of the rate equal to eight percent (8%) per annum), which amount shall be paid by Lessee as Additional Rent. Agreement of the Equipment Lender to provide the Loan shall be a condition precedent to the effectiveness of this Lease and Lessor shall provide Lessee with written acknowledgment of such agreement from Equipment Lender within five (5) business days of the date of this Lease.

(h) Lessee, in its sole discretion, may request that Lessor upgrade the data cabling in the cubicles and Premises. If Lessee elects to have Lessor upgrade the existing second floor data cabling in any cubicles or if Lessee elects to have Lessor upgrade and re-wire the existing second floor hard walled ports, then in either event, Lessor and Lessee shall equally share the cost to upgrade such data cabling. If Lessee elects to have Lessor upgrade the existing first floor hard walled ports, then Lessor and Lessee shall equally share the cost to upgrade such data cabling. If Lessee elects to have Lessor upgrade or install any other data cabling on the first floor, then Lessee shall pay the entire cost thereof. In any event, Lessor shall be responsible, at its sole cost and expense, for causing any existing data cabling that Lessee does not intend to upgrade or replace as set forth herein, to be properly re-terminated for and accessible to Lessee. Lessor shall solicit pricing proposals from at least three (3) contractors for such data cablingwork and select the lowest cost option reasonably satisfactory to Lessor and Lessee, and Lessor shall pay the construction management fee in connection with such data cabling work.

14. Maintenance and Repairs; Alterations: Surrender and Restoration.

(a) Lessor shall, at Lessor’s sole expense, keep in good order, condition, and repair and replace when necessary, the structural elements of the roof (excluding the roof membrane which Lessor shall maintain, but the cost of which shall be included as an Operating Expense), and the structural elements of the foundation and exterior walls (except the interior faces thereof), of the Building, and other structural elements of the Building and the Property as “structural elements” are defined in building codes applicable to the Building, excluding any alterations, structural or otherwise, made by Lessee to the Building which are not approved in writing by Lessor prior to the construction or installation thereof by Lessee. Lessor shall perform and construct, and Lessee shall not be responsible for performing or constructing, any repairs, maintenance, or improvements (1) required as a result of any casualty damage (not caused by the willful or negligent acts or omissions of Lessee) or as a result of any taking pursuant to the exercise of the power of eminent domain, or (2) for which Lessor has a right of reimbursement from third parties based on construction or other warranties, contractor guarantees, or insurance claims. For thirty (30) days following the Commencement Date with respect to the HVAC system and ninety (90) days following the Commencement Date with respect to all other aspects of the Property (the “Notice Period”), Lessee shall have the opportunity to complete non-invasive diligence to ascertain the condition of the Property. Lessor shall repair or replace, as necessary, any components of the Premises which are not in good working condition as of the Commencement Date to the extent Lessee provides written notice thereof to Lessor within the Notice Period.

(b) Lessor shall provide or cause to be provided and shall supervise the performance of as an Operating Expense of the Property pursuant to Paragraph 5(b) hereof (except as set forth in Paragraph 14(a) above), all services and work relating to the operation, maintenance, repair, and replacement, as needed, of the Property, including the HVAC, mechanical, electrical, and plumbing systems in the Building; the interior of the Building; the roof membrane; the outside areas of the Property; the interior and exterior janitorial service for the Building; landscaping, tree trimming, resurfacing and restriping of the parking lot, repairing and maintaining the walkways; exterior building painting, exterior building lighting, parking lot lighting, and exterior security patrol in keeping with the standards typically employed in a first class office/R&D park. In the event Lessee provides Lessor with written notice of the need for any repairs, Lessor shall commence any such repairs promptly following receipt by Lessor of such notice and Lessor shall diligently prosecute such repairs to completion.

(c) Subject to the foregoing and except as provided elsewhere in this Lease, Lessee shall at all times use and occupy the Premises in a manner which keeps the Premises in good and safe order, condition, and repair. Lessor shall execute and maintain in full force and effect throughout the term as an Operating Expense of the Property pursuant to Paragraph 5(b) a service contract with a recognized air conditioning service company. Lessor may, if Lessor determines that it is necessary to do so, obtain on a semi-annual basis an inspection report of the IIVAC system from a separate HVAC service firm designated by Lessor for the purpose of monitoring the performance of the I IVAC maintenance and repair work performed by the HVAC service firm which performs the regular repair and maintenance. The cost of such inspection report shall be an Operating Expense pursuant to Paragraph 5. Subject to the release of claims and waiver of subrogation contained in Paragraph 11, if Lessor is required to make any repairs to the Property by reason of Lessee’s negligent acts or omissions, Lessor may add the cost of such repairs to the next installment of rent which shall thereafter become due, and Lessee shall promptly pay the same upon receipt of an invoice therefor.

(d) From and after the Commencement Date, Lessee may, from time to time, at its own cost and expense and without the consent of Lessor make nonstructural alterations to the interior of the Premises the cost of which in any one instance is Twenty Five Thousand Dollars ($25,000) or less, and the aggregate cost of all such work during the term of this Lease does not exceed Fifty Thousand Dollars ($50,000), provided Lessee first notifies Lessor in writing of any such nonstructural alterations. Otherwise, Lessee shall not make any additional alterations, improvements, or additions to the Premises without delivering to Lessor a complete set of plans and specifications for such work, obtaining and delivering copies to Lessor of all permits or other governmental approvals required for such work and obtaining Lessor’s prior written consent thereto, which consent shall not be unreasonably delayed, conditioned, or withheld. All alterations and additions shall be installed by a licensed contractor reasonably approved by Lessor, at Lessee’s sole cost and expense, in compliance with all applicable laws, rules, regulations and ordinances. Lessee shall keep the Premises and the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Lessee. If any nonstructural alterations to the interior of the Premises exceed Twenty Five Thousand Dollars ($25,000) in cost in any one instance, or exceed the aggregate cost of Fifty Thousand Dollars ($50,000) during the term of this Lease, Lessee shall employ Tarlton Properties, Inc. as a construction manager for such alterations and pay a construction manager fee equal to five percent (5%) of hard construction costs. Lessor may condition its consent to, among other things, Lessee agreeing in writing to remove any such alterations prior to the expiration of the lease term and Lessee agreeing to restore the Premises to its condition prior to such alterations at Lessee’s expense. Upon Lessee’s written request, Lessor shall advise Lessee in writing at the time consent is granted whether Lessor will require Lessee to remove any alterations from the Premises prior to the termination of this Lease.

All alterations, trade fixtures and personal property installed in the Premises. solely at Lessee’s expense (“Lessee’s Property) shall during the term of this Lease remain Lessee’s property and Lessee shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Upon the expiration or sooner termination of this Lease all alterations, fixtures and improvements to the Premises, installed in more than a de minimis manner, whether made by Lessor or installed by Lessee at Lessee’s expense, which shall specifically exclude Lessee’s Property, shall be surrendered by Lessee with the Premises and shall become the property of Lessor.

(e) Lessee shall, at Lessee’s sole cost and expense, fully, diligently and in a timely manner, comply with all present and future “Laws,” which term is used in this Lease to mean all laws, rules, regulations, ordinances, directives, orders, covenants, permits of all governmental agencies and authorities, easements and restrictions of record, the requirements of any applicable fire insurance underwriter or rating bureau or board of fire underwriters, relating in any manner to the Premises and/or Lessee’s use or occupancy of the Premises (including but not limited to matters pertaining to industrial hygiene, environmental conditions on, in, under or about the Premises, including soil and groundwater conditions, subject to the provisions of Paragraph 9 hereof, and the use, generation, manufacture, production, installation, maintenance, removal, transportation, storage, spill, or release of any Hazardous Materials (which are addressed in Paragraph 9 hereof)), now in effect or which may hereafter come into effect. Lessee shall, within five (5) days after receipt of Lessor’s written request, provide Lessor with copies of all documents and information, including but not limited to permits, registrations, manifests, applications, reports and certificates, evidencing Lessee’s compliance with any Laws specified by Lessor, and shall immediately upon receipt, notify Lessor in writing (with copies of any documents involved) of any threatened or actual claim, notice, citation, warning, complaint or report pertaining to or involving failure by Lessee or the Premises to comply with any Laws. Notwithstanding the foregoing, any structural changes or repairs or other changes or repairs to the Property of any nature which would be considered a capital expenditure under generally accepted accounting principles to the Premises shall be made by Lessor at Lessee’s expense if such structural repairs or changes are required by reason of the specific nature of the use of the Premises by Lessee. If such changes or repairs are not required by reason of the specific nature of Lessee’s use of the Premises and arc capital expenditures, the cost of such changes or repairs shall be treated as an Operating Expense and amortized in accordance with the provisions Of Paragraph 5(b).

(f) Lessee shall surrender the Premises by the last day of the lease term or any earlier termination date in accordance with Paragraph 13(e) and this Paragraph 14(f), with all of the improvements to the Premises, parts, and surfaces thereof clean and free of debris and in good operating order, broom clean condition, and state of repair, except for ordinary wear and tear and except for damage caused by casualty, the elements, acts of God, a taking by eminent domain. Lessee’s failure to surrender the Premises in accordance with the terms and conditions of this Lease, including, without limitation, this Paragraph 14(f) shall be deemed to be a material default under the Lease. “Ordinary wear and tear” shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Lessee performing all of its obligations under this Lease. Notwithstanding the foregoing, prior to the last day of the Term (or earlier termination of the Lease), Lessee shall (i) restore all walls in the Premises to the same condition existing immediately following completion of the Tenant Improvements, including patching and sanding all holes to match the original texture of the walls and painting; (ii) replace any broken, chipped, stained or discolored ceiling tiles in the Premises to match the existing tiles; and (iii) vacuum and steam clean all carpets and remove all stains and to the extent any stains measuring more than one-half inch in diameter cannot be removed by such steam cleaning, then Lessee shall replace the stained portion of the carpet with the same color existing as of the Commencement Date; provided, however, that the foregoing obligation shall not apply to any stains existing as of the Commencement Date. In addition to the foregoing, the obligations of Lessee shall include the repair of any damage occasioned by the installation, maintenance, or removal of Lessee’s trade fixtures, furnishings, equipment, and alterations, and the restoration of the Premises to its condition upon completion of the Tenant Improvements (1) if Lessor’s consent thereto was conditioned upon such removal and restoration upon expiration or sooner termination of the Lease term pursuant to Paragraph 14(d), or (2) if Lessee made any such alterations, additions, or improvements without obtaining Lessor’s prior written consent in breach of Paragraph 14(d) and within a reasonable time prior to the expiration or sooner termination of the Lease term Lessor gives written notice to Lessee requiring Lessee to perform such removal and restoration.

(g) Prior to the expiration of the term of this Lease or any earlier termination date, Lessee shall, at Lessee’s expense, obtain written closure reports from the San Mateo County Health Department and from the Menlo Park Fire Protection District with respect to any Hazardous Materials used, stored, or released by Lessee on or about the Premises. Both written closure reports shall provide written certification that all Hazardous Materials have been removed from the Premises and that no further action is required in connection with the closure of the Premises. Any removal and remediation of Hazardous Materials by Lessee shall be certified in writing as (1) complete and (2) having been properly performed, by the San Mateo County Health Department and the Menlo Park Fire Protection District and a copy of such written certifications shall be delivered by Lessee to Lessor no later than the last day of the Term of this Lease.

15. Utilities and Services.

(a) Lessee shall contract for and pay for, telephone services and all electricity, gas, water, heat and air conditioning service (subject to the terms of Paragraph 14(b) and (c) above), janitorial service, refuse pick-up, sewer charges, and all other utilities or services supplied to or consumed by Lessee, its agents, employees, contractors, and invitees on or about the Premises. To the extent commercially reasonable to do so, Lessor shall cause, at its sole cost and expense, the Premises to be separately metered for utilities. To the extent any of the foregoing utilities or services are not able to be separately metered or charged to the Premises, then Lessor shall contract for and pay for such services and Lessee shall reimburse Lessor therefor pursuant to Paragraph 4(e) as an Operating Expense, subject to equitable adjustments for high consumption tenants made in Lessor’s reasonable discretion.

(b) Lessor shall not be liable to Lessee for any interruption or failure of any utility services to the Building or the Premises unless caused by the negligence or willful acts or Lessor, or Lessor’s employees, agents, or contractors, in which case if the Premises should become not reasonably suitable for Lessee’s use as a consequence of cessation of utilities or other services resulting from the negligence or willful acts of Lessor, Lessor’s employees, agents or contactors for ten (10) consecutive days, then Lessee shall be entitled to an equitable abatement of rent to the extent of the interference with Lessee’s use of the Premises occasioned thereby and rent shall abate beginning on the date of such interruption until service is restored. Except with respect to the foregoing rental abatement, Lessee shall not be relieved from the performance of any covenant or agreement in this Lease because of any such failure. Unless such failure is caused by the negligence or willful acts or omissions of Lessor or Lessor’s employees, agents, or contractors, or by Lessor’s breach in the performance of Lessor’s express obligations hereunder, Lessor shall make all repairs to the Property required to restore such services to the Premises and the cost thereof shall be payable by Lessee pursuant to Paragraph. 5(e) as a current Operating Expense, or as a capital improvement which is amortized over its useful life (together with interest thereon) as an Operating Expense in accordance with generally accepted accounting principles as described in Paragraph 5(b).

16. Liens. Lessee agrees to keep the Property free from all liens arising out of any work performed, materials furnished, or obligations incurred by Lessee. Lessee shall give Lessor at least ten (10) days prior written notice before commencing any work of improvement on the Premises, the contract price for which exceeds Ten Thousand Dollars ($10,000). Lessor shall have the right to post notices of non-responsibility with respect to any such work. If Lessee shall, in good faith, contest the validity of any such lien, claim or demand, then Lessee shall, at its sole expense, defend and protect itself, Lessor and the Property against the same, and shall pay and satisfy any such adverse judgment that may be rendered thereon before the enforcement thereof against the Lessor or the Property. If Lessor shall require, Lessee shall furnish to Lessor a surety bond satisfactory to Lessor in an amount equal to one and one-half times the amount of such contested claim or demand, indemnifying Lessor against liability for the same, as required by law for the holding of the Property free from the effect of such lien or claim.

17. Assignment and Subletting.

(a) Except as otherwise provided in this Paragraph 17, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, without the prior written consent of Lessor in each instance pursuant to the terms and conditions set forth below, which consent shall not be unreasonably withheld, subject to the following provisions; provided, however, Lessee shall not assign this Lease, or any interest, voluntarily or involuntarily, and shall not sublet the Premises or any part thereof’, or any right or privilege appurtenant thereto, or suffer any other person (the agents and servants of Lessee excepted) to occupy or use the Premises, or any portion thereof, if Lessee shall be in default under this Lease past any applicable cure period.

(b) Prior to any assignment or sublease which Lessee desires to make (other than a Permitted Transfer pursuant to Paragraph 17(0), Lessee shall provide to Lessor the name and address of the proposed assignee or sublessee, and true and complete copies of all documents relating to Lessee’s prospective agreement to assign or sublease, a copy of a current financial statement for such proposed assignee or sublessee, and any other relevant information requested by Lessor within five (5) days after receipt of notice of the proposed assignment or sublease and Lessee shall specify all consideration to be received by Lessee for such assignment or sublease in the form of lump sum payments, installments of rent, or otherwise. For purposes of this Paragraph 17, the term “consideration” shall include all money or other consideration to be received by Lessee for such assignment or sublease. Within ten (10) days after the receipt of such documentation and other information, Lessor shall (1) notify Lessee in writing that Lessor elects to consent to the proposed assignment or sublease subject to the terms and conditions hereinafter set forth; (2) notify Lessee in writing that Lessor refuses such consent, specifying reasonable grounds for such refusal; or (3) except with respect to a Permitted Transfer pursuant to Paragraph 17(0, if’ at the time Lessee requests that Lessor consent to an assignment or sublease Lessee has vacated the Premises and is not conducting on-going operations in the Building, Lessor may notify Lessee that Lessor elects to terminate this Lease, provided that with respect to a proposed sublease of a portion of the Premises Lessor’s termination right shall apply only to the proposed sublease space, and specifying the effective date of termination which shall be the same as the commencement date of the proposed sublease. If Lessor elects to terminate this Lease pursuant to the foregoing provision, upon the effective date of termination, Lessor and Lessee shall each be released and discharged from any liability or obligation to the other under this Lease accruing thereafter with respect to the Premises or the portion thereof to which the termination applies, except for any obligations then outstanding and except for any indemnity obligations which survive the expiration or termination of this Lease by the express terms hereof, and Lessee agrees that Lessor may enter into a direct lease with such proposed assignee or sublessee without any obligation or liability to Lessee.

In deciding whether to consent to any proposed assignment or sublease, Lessor may take into account reasonable conditions, including, but not limited to, the following, have been satisfied:

(1) In Lessor’s reasonable judgment, the proposed assignee or subtenant is engaged in such a business, that the Premises, or the relevant part thereof, will be used in such a manner which complies with Paragraph 8 hereof entitled “Use” and Lessee or the proposed assignee or sublessee submits to Lessor documentary evidence reasonably satisfactory to Lessor that such proposed use constitutes a permitted use of the Premises pursuant to the ordinances and regulations of the City of Menlo Park;

(2) The proposed assignee or subtenant is a reputable entity or individual with sufficient financial net worth so as to reasonably indicate that it will be able to meet its obligations under this Lease or the sublease in a timely manner; and

(3) The proposed assignment or sublease is approved by Lessor’s mortgage lender if such lender has the right to approve or disapprove proposed assignments or subleases. Lessor shall use its good faith efforts to obtain such approval from its lender within ten (10) days after receipt by Lessor of Lessee’s written request for consent and the documentation and information referred to in the first sentence of Paragraph 17(b) above.

(c) As a condition to Lessor’s granting its consent to any assignment or sublease, (1) Lessor may require that Lessee pay to Lessor, as and when received by Lessee, fifty percent (50%) of the amount of any excess of the consideration to be received by Lessee in connection with said assignment or sublease over and above the rental amount fixed by this Lease and payable by Lessee to Lessor, after deducting only (i) the unamortized cost of the Tenant Improvements paid for by Lessee which remains on the Premises at the effective date of the assignment or on the commencement date of the sublease which are then in a serviceable condition and useable by the assignee or sublessee and not demolished or removed by the assignee or sublessee, (ii) a standard leasing commission payable by Lessee in consummating such assignment or sublease, and (iii) reasonable attorneys’ fees incurred by Lessee and Lessor in negotiating and reviewing the assignment or sublease documentation (but with respect to Lessor’s attorneys fees the deduction shall only be to the extent such fees are reimbursed by Lessee to Lessor), all of which costs shall be subject to Lessor’s reasonable approval; and (2) Lessee and the proposed assignee or sublessee shall demonstrate to Lessor’s reasonable satisfaction that each of the criteria referred to in subparagraph (b) above is satisfied.

(d) Each assignment or sublease agreement to which Lessor has consented shall be an instrument in writing in form satisfactory to Lessor, in its reasonable discretion, and shall be executed by both Lessee and the assignee or sublessee, as the case may be. Each such assignment or sublease agreement shall recite that it is and shall be subject and subordinate to the provisions of this Lease, that the assignee or sublessee accepts such assignment or sublease, that Lessor’s consent thereto shall not constitute a consent to any subsequent assignment or subletting by Lessee or the assignee or sublessee, and, except as otherwise set forth in a sublease approved by Lessor, the assignee or sublessee agrees to perform all of the obligations of Lessee hereunder (to the extent such obligations relate to the portion of the Premises assigned or subleased), and that the termination of this Lease shall, at Lessor’s sole election, constitute a termination of every such assignment or sublease.

(e) In the event Lessor shall consent to an assignment or sublease, Lessee shall nonetheless remain primarily liable for all obligations and liabilities of Lessee under this Lease, including but not limited to the payment of rent.

(f) Notwithstanding the foregoing, Lessee may, without Lessor’s prior written consent and without any participation by Lessor in assignment and subletting proceeds, but with prior notice and documentation, as required pursuant to this Paragraph 17(f), provided to Lessor, sublet a portion or the entire Premises or assign this Lease to (i) a subsidiary, affiliate, division or corporation controlled or under common control with Lessee (“affiliate”); (ii) to a successor corporation related to Lessee by merger, consolidation or reorganization; or (iii) to a purchaser of substantially all of Lessee’s business operations conducted on the Premises (each such transaction referred to herein as a “Permitted Transfer” and each of the foregoing transferees referred to herein as a “Permitted Transferee”), provided that any such Permitted Transferee shall have a current verifiable net worth prior to the transfer at least equal to that of Lessee on the Commencement Date of this Lease, or, if less, financial resources sufficient, in Lessor’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable. Lessee’s foregoing rights in this Paragraph 17(f) to assign this Lease or to sublease all or a portion of the entire Premises shall be subject to the following conditions: (1) Lessee shall not be in default hereunder past any applicable cure period; (2) in the case of an assignment or subletting to an affiliate, Lessee shall remain liable to Lessor hereunder if Lessee is a surviving entity; (3) the transferee or successor entity shall expressly assume in writing all of Lessee’s obligations hereunder; and (4) Lessee shall provide Lessor with prior notice of such proposed transfer and deliver to Lessor all documents reasonably requested by Lessor relating to such transfer, including but not limited to documentation sufficient to establish such proposed transferee’s current verifiable net worth prior to the transfer at least equal to that of Lessee on the Commencement Date of this Lease, or, if less, financial resources sufficient, in Lessor’s reasonable good faith judgment, to perform the obligations under the assignment or sublease, as applicable.

(g) Neither the sale nor transfer of Lessee’s capital stock in any private financing raising equity capital or in a public offering pursuant to an effective registration statement filed by Lessee with the Securities and Exchange Commission, or the sale or transfer of Lessee’s securities at any time after Lessee’s securities are publicly traded , shall be deemed an assignment, subletting, or other transfer of this Lease or the Premises, provided, that in the event of the sale, transfer or issuance of Lessee’s securities in connection with a merger, consolidation, or reorganization, the conditions set forth in Paragraph 17(f) shall apply.

(h) Subject to the provisions of this Paragraph 17 any assignment or sublease without Lessor’s prior written consent shall at Lessor’s election be void. The consent by Lessor to any assignment or sublease shall not constitute a waiver of the provisions of this Paragraph 17, including the requirement of Lessor’s prior written consent, with respect to any subsequent assignment or sublease. If Lessee shall purport to assign this Lease, or sublease all or any portion of the Premises, or permit any person or persons other than Lessee to occupy the Premises, without Lessor’s prior written consent (if such consent is required hereunder), Lessor may collect rent from the person or persons then or thereafter occupying the Premises and apply the net amount collected to the rent reserved herein, but no such collection shall be deemed a waiver of Lessor’s rights and remedies under this Paragraph 17, or the acceptance of any such purported assignee, sublessee, or occupant, or a release of Lessee from the further performance by Lessee of covenants on the part of Lessee herein contained.

(i) Lessee shall not hypothecate or encumber its interest under this Lease or any rights of Lessee hereunder, or enter into any license or concession agreement respecting all or any portion of the Premises, without Lessor’s prior written consent which consent Lessor may grant or withhold in Lessor’s absolute discretion without any liability to Lessee. Lessee’s granting of any such encumbrance, license, or concession agreement shall constitute an assignment for purposes of this Paragraph 17.

(j) In the event of any sale or exchange of the Property by Lessor and assignment of this Lease by Lessor, Lessor shall, upon providing Lessee with written confirmation that the assignee has assumed all obligations of Lessor under this Lease and Lessor has delivered any Security Deposit held by Lessor to Lessor’s successor in interest, be and hereby is entirely relieved of all liability under any and all of Lessor’s covenants and obligations contained in or derived from this Lease with respect to the period commencing with the consummation of the sale or exchange and assignment.

(k) Lessee hereby acknowledges that the foregoing ‘terms and conditions are reasonable and, therefore, that Lessor has the remedy described in California Civil Code Section 1951.4 (Lessor may continue the Lease in effect after Lessee’s breach and abandonment and recover rent as it becomes due, if Lessee has the right to sublet or assign, subject only to reasonable limitations).

18. Non-Waiver.

(a) No waiver of any provision of this Lease shall be implied by any failure of Lessor to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Lessor of any provision of this Lease must be in writing.

(b) No receipt of Lessor of a lesser payment than the rent required under this Lease shall be considered to be other than on account of the earliest rent due, and no endorsement or statement on any check or letter accompanying a payment or check shall be considered an accord and satisfaction. Lessor may accept checks or payments without prejudice to Lessor’s right to recover all amounts due and pursue all other remedies provided for in this Lease.

Lessor’s receipt of monies from Lessee after giving notice to Lessee terminating this Lease shall in no way reinstate, continue, or extend the Lease term or affect the termination notice given by Lessor before the receipt of those monies. After serving notice terminating this Lease, filing an action, or obtaining final judgment for possession of the Premises, Lessor may receive and collect any rent, and the payment of that rent shall not waive or affect such prior notice, action, or judgment.

19. Holding Over. Lessee shall vacate the Premises and deliver the same to Lessor upon the expiration or sooner termination of this Lease. In the event of holding over by Lessee after the expiration or termination of this Lease, such holding over shall be on a month-to-month tenancy and all of the terms and provisions of’ this Lease shall be applicable during such period including the obligation to pay Operating Expenses and Taxes, except that Lessee shall pay Lessor as Monthly Base Rent during such holdover an amount equal to the greater of (1) one hundred fifty percent (150%) of the Monthly Base Rent in effect at the expiration of the term, or (2) the then market rent for comparable research and development/office space. If such holdover is without Lessor’s written consent, Lessee shall pay to Lessor upon demand, in addition to the Monthly Base Rent, Operating Expenses and Taxes as aforesaid, all costs, expenses, and consequential damages incurred by Lessor as a result of such holdover. The rental payable during such holdover period without Lessor’s written consent shall be payable to Lessor on demand.

20. Damage or Destruction.

(a) In the event of a total destruction during the term from any cause of the Building, either party may elect to terminate this Lease by giving written notice of termination to the other party within sixty (60) days after the casualty occurs. A total destruction (“Total Destruction”) shall be deemed to have occurred for this purpose if the Building or the Premises that are the subject of this Lease are destroyed to the extent of seventy-five percent (75%) or more of the replacement cost thereof. If the Lease is not terminated, Lessor shall repair and restore the Premises in a diligent manner and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent of the Premises which are the subject of this Lease shall be abated in accordance with Paragraph 20(d) below.

(b) In the event of a destruction of the Building which does not constitute Total Destruction as defined in Paragraph 20(a) above, there are at least twelve (12) months remaining in the term of this Lease, and the casualty is from a cause which is insured under Lessor’s “all risk” property insurance, or is insured under any other coverage then carried by Lessor, Lessor shall forthwith repair the same, and this Lease shall continue in full force and effect, except that Monthly Base Rent and Additional Rent shall be abated in accordance with Paragraph 20(d) below. If any of the foregoing conditions is not met, Lessor shall have the option of either repairing and restoring the Building and Improvements, or terminating this Lease by giving written notice of termination to Lessee within thirty (30) days after the casualty, subject to the provisions of Paragraph 20(c). Notwithstanding the foregoing, Lessor shall not have the right to terminate this Lease if the cost to repair the damage to the Building or to restore the Premises would cost less than five percent (5%) of the replacement cost of the Building, regardless of whether or not the casualty is insured provided that there are at least twelve (12) months remaining in the term of this Lease. In the event that Lessor elects to terminate this

Lease, Lessee shall have the right within ten (10) days after receipt of the termination notice to give written notice to Lessor of Lessee’s commitment to pay for the repair of such damage without reimbursement from Lessor, except for any insurance proceeds paid to Lessor that will he made available to Lessee. Lessee shall provide Lessor with any deficiency or satisfactory assurance thereof within thirty (30) days after making such commitment. In such event, this Lease shall continue in full force and effect, and Lessor shall proceed to make such repairs as soon as reasonably possible after the required funds are available.

(c) Lessor’s election to repair and restore the Building and Improvements or to terminate this Lease, shall be made and written notice thereof shall be given to Lessee within sixty (60) days after the casualty. Notwithstanding the foregoing, (1) Lessee may terminate this Lease by written notice to Lessor if Lessor has not obtained all necessary governmental permits for the restoration and commenced construction of the restoration within one hundred (100) days after the casualty; or (2) if Lessor elects to repair and restore the Building and Improvements under subparagraph (b) above, but (A) there are less than twelve (12) months remaining in the term of this Lease, (B) Lessor estimates that the time for repair will exceed one hundred (100) days, or (C) the repairs and restoration are not substantially completed within one hundred eighty (180) days after the casualty plus the period of any force majeure delays (as defined in subparagraph (e)), Lessee may terminate this Lease by written notice to Lessor given within thirty (30) days after the expiration of said period of one hundred eighty (180) days after the casualty, provided that the repairs and restoration are not substantially completed prior to the receipt by Lessor of such notice of termination.

(d) In the event of repair, reconstruction, or restoration as provided herein, the Monthly Base Rent and Additional Rent shall be abated proportionally in the ratio which the Lessee’s use of the Premises is impaired during the period of such repair, reconstruction, or restoration, from the date of the casualty until such repair, reconstruction or restoration is completed.

(e) With respect to any destruction of the Building and Improvements which Lessor is obligated to repair, or may elect to repair, under the terms of this Paragraph 20, the provisions of Section 1932, Subdivision 2, and of Section 1933, Subdivision 4, of the Civil Code of the State of California are waived by the parties. Lessor’s obligation to repair and restore the Building and Improvements shall include the Tenant Improvements referred to in Paragraph 13. Lessor’s time for completion of the repairs and restoration of the Building and Improvements referred to above shall be extended by a period equal to any delays (“force majeure delays”) caused by strikes, labor disputes, unavailability of materials, inclement weather, or acts of God.

(f) In the event of termination of this Lease pursuant to any of the provisions of this Paragraph 20, the Monthly Base Rent and Additional Rent shall be apportioned on a per diem basis and shall he paid to the date of the casualty. In no event shall Lessor be liable to Lessee for any damages resulting to Lessee from the occurrence of such casualty, or from the repairing or restoration of the Building and Improvements, or from the termination of this Lease as provided herein, nor shall Lessee be relieved thereby from any of Lessee’s obligations hereunder, except to the extent and upon the conditions expressly set forth in this Paragraph 20.

21. Eminent Domain.

(a) If the whole or any substantial part of the Property is taken or condemned by any competent public authority for any public use or purpose, the term of this Lease shall end upon the earlier to occur of the date when the possession of the part so taken shall be required for such use or purpose or the vesting of title in such public authority. Rent shall be apportioned as of the date of such termination. Lessee shall be entitled to receive any damages awarded by the court for (i) leasehold improvements installed at Lessee’s expense or other property owned by Lessee, and (ii) reasonable costs of moving by Lessee. The entire balance of the award shall be the property of Lessor.

(b) If there is a partial taking of the Property by eminent domain which is not a substantial part of the Property and the Premises remain reasonably suitable for continued use and occupancy by Lessee for the purposes referred to in Paragraph 8, Lessor shall complete any necessary repairs in a diligent manner and this Lease shall remain in full force and effect with a just and proportionate abatement of the Monthly Base Rent and Additional Rent, based on the extent to which Lessee’s use of the Premises is impaired thereafter. If after a partial taking, the Premises are not reasonably suitable for Lessee’s continued use and occupancy for the uses permitted herein, Lessee may terminate this Lease effective on the earlier of the date title vests in the public authority or the date possession is taken. Subject to the provisions of Paragraph 21(a), the entire award for such taking shall be the property of Lessor.

22. Remedies. If Lessee fails to make any payment of rent or any other sum due under this Lease for five (5) days after receipt by Lessee of written notice from Lessor; or if Lessee breaches any other term of this Lease for thirty (30) days after receipt by Lessee of written notice from Lessor (unless such default is incapable of cure within thirty (30) days and Lessee commences cure within thirty (30) days and diligently prosecutes the cure to completion within a reasonable time, not to exceed ninety (90) days); or if Lessee’s interest herein, or any part thereof, is assigned or transferred, either voluntarily or by operation of law (except as expressly permitted by other provisions of this Lease); or if Lessee makes a general assignment for the benefit of its creditors; or if this Lease is rejected (i) by a bankruptcy trustee for Lessee, (ii) by Lessee as debtor in possession, or (iii) by failure of Lessee as a bankrupt debtor to act timely in assuming or rejecting this Lease; then any of such events shall constitute an event of default and breach of this Lease by Lessee and Lessor may, at its option, elect the remedies specified in either subparagraph (a) or (b) below. Any such rejection of this Lease referred to above shall not cause an automatic termination of this Lease. Whenever in this Lease reference is made to a default by Lessee, such reference shall refer to an event of default as defined in this Paragraph 22 (each, an “Event of Default”).

(a) Lessor may, with or without further notice or demand, and without limiting Lessor in the exercise of any right or remedy which Lessor may have by reason of such Event of Default, repossess the Premises and remove all persons and property therefrom. If Lessor repossesses the Premises because of an Event of Default under this Lease, this Lease shall terminate and Lessor may recover from Lessee:

(1) the worth at the time of award of the unpaid rent which had been earned at the time of termination including interest thereon at a rate equal to the discount rate established by the Federal Reserve Bank of San Francisco for member banks, plus one percent (1%), or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(2) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Lessee proves could have been reasonably avoided, including interest thereon at a rate equal to the Federal discount rate plus one percent (1%) per annum, or the maximum legal rate of interest, whichever is less, from the time of termination until paid;

(3) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss for the same period that Lessee proves could be reasonably avoided discounted at the discount rate established by the Federal Reserve Bank of San Francisco for member banks at the time of the award plus one percent (1%); and

(4) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s breach or by Lessee’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom,

(b) If Lessor does not repossess the Premises, then this Lease shall continue in effect for so long as Lessor does not terminate Lessee’s right to possession and Lessor may enforce all of its rights and remedies under this Lease, including the right to recover the rent and other sums due from Lessee hereunder. For the purposes of this Paragraph 22, the following do not constitute a repossession of the Premises by Lessor or a termination of the Lease by Lessor:

(1) Acts of maintenance or preservation by Lessor or efforts by Lessor to relet the Premises; or

(2) The appointment of a receiver by Lessor to protect Lessor’s interests under this Lease.

(c) Lessor’s failure to perform or observe any of its obligations under this Lease or to correct a breach of any warranty or representation made in this Lease within thirty (30) days after receipt of written notice from Lessee setting forth in reasonable detail the nature and extent of the failure referencing pertinent Lease provisions or if more than thirty (30) days is required to cure the breach, Lessor’s failure to begin curing within the thirty (30) day period and diligently prosecute the cure to completion, shall constitute a default. If Lessor commits a default, Lessee’s sole remedy shall be to institute an action against Lessor for damages or for equitable relief, but Lessee shall not have the right to punitive damages, consequential damages, rent abatement, offset against rent, or to terminate this Lease in the event of any default by Lessor.

(d) All covenants and agreements to be performed by Lessee under this Lease shall be at its sole cost and expense and without abatement of rent or other sums due under this Lease, unless otherwise specified in this Lease. If Lessee shall fail to pay any sum of money required to be paid by Lessee under this Lease or shall fail to perform any other act on Lessee’s part to be performed under this Lease within the time periods described in the first Paragraph of Paragraph 22(a), Lessor may, but shall not be obligated so to do and without waiving or releasing Lessee from any obligations of Lessee, make any such payment or perform any such other act on Lessee’s part to be made or performed as provided in this Lease. All sums paid by Lessor, whether to fulfill Lessee’s unfulfilled payment obligations, to perform Lessee’s unfulfilled performance obligations, or to compel Lessee to fulfill or perform its obligations under this Lease, and all incidental costs, including attorneys’ fees, plus an administrative fee of five percent (5%) of all amounts so expended by Lessor, shall be deemed additional rent hereunder and shall be payable to Lessor upon demand.

23. Lessee’s Personal Property. If any personal property of Lessee remains on the Premises after (1) Lessor terminates this Lease pursuant to Paragraph 22 above following an Event of Default by Lessee, or (2) after the expiration of the Lease term or after the termination of this Lease pursuant to any other provisions hereof, Lessor shall give written notice thereof to Lessee pursuant to applicable law. Lessor shall thereafter release, store, and dispose of any such personal property of Lessee in accordance with the provisions of applicable law.

24. Notices. All notices, demands, consents or approvals (collectively, “Notices”) which may or are required to be given by either party to the other under this Lease shall be in writing and shall be deemed to have been fully given (a) when received or refused, if personally delivered, (b) upon sender’s written confirmation of facsimile transmission to the fax numbers set forth below; provided that any Facsimile confirmed as received after 5:00 Pacific Standard Time shall be deemed received the next day and further provided that such evidence of confirmation and notice is also promptly delivered by one of the methods described in subsections (a), (c) or (d) of this Paragraph 24, (c) seventy two (72) hours after being deposited in the United States mail, postage prepaid, sent by Certified or Registered Mail, or (d) twenty-four (24) hours after being deposited with a nationally recognized overnight courier service. Each Notice shall be addressed to Lessor and Lessee at the following address or facsimile number, or to such place as either party may from time to time designate in a written notice to the other party:

Lessor:	Menlo Business Park, LLC
c/o Tarlton Properties, Inc.
1530 O’Brien Drive, Suite C
Menlo Park, California 94025
Attention: John C. Tarlton, President
Telephone: (650) 330-3600
Facsimile Number: (650) 330-3636

Lessee:	Intersect ENT
1555 Adams Drive, Suite B
Menlo Park, California 94025
Attention: Monika De Martini
Telephone: (650) 641-2104

25. Estoppel Certificate. Lessee and Lessor shall within fifteen (15) days following request by the other party (the “Requesting Party”), execute and deliver to the Requesting Party an Estoppel Certificate in commercially reasonable form, certifying to the following: (1) the Commencement Date and Expiration Date of the term of this Lease, (2) that this Lease has not been modified and that this Lease is in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect; (3) the date to which the rent and other charges are paid in advance, if at all; (4) the amount of any Security Deposit held by Lessor; and (5) there are not, to the responding party’s knowledge, any uncured defaults on the part of the Requesting Party hereunder, or if there are uncured defaults on the part of the Requesting Party, stating the nature of such uncured defaults.

26. Signage. Lessee may place Lessee’s vinyl lettering signage on the glass near the front door entrance to the Building and in the interior of the Building near the Premises and Lessee shall be permitted to place its logo on the monument signage for the Building. All of Lessee’s signage shall comply with the Menlo Park sign ordinances and regulations and shall be subject to Lessor’s prior approval as to the location, size and design thereof. The cost of the installation of Lessee’s sign on the glass at the front door entrance and in the interior of the Building and on the monument sign shall be paid by Lessee. Any additional signage shall be subject to Lessor’s prior approval and, if approved, shall be installed at Lessee’s expense.

27. Real Estate Brokers. Lessor shall pay a leasing commission to Tarlton Properties, Inc., who has acted as exclusive leasing agent for Lessor in connection with this Agreement, pursuant to a separate agreement between Lessor and said broker. Lessor shall also pay a leasing commission to Cornish & Carey, who has acted as leasing agent for Lessee in connection with this Agreement, pursuant to a separate agreement between Lessor and said broker. Each party represents and warrants to the other party that it has not had any dealings with any real estate broker, finder, or other person with respect to this Agreement other than the above named brokers, Each party shall hold harmless the other party from all damages, expenses, and liabilities resulting from any claims that may be asserted against the other party by any broker, finder, or other person with whom the other party has or purportedly has dealt, other than the above named brokers.

28. Parking. At no additional cost to Lessee, Lessee shall have the right, during the Term and any Extended Term, to the (a) nonexclusive use of one hundred (100) unreserved on-site vehicular parking spaces in the parking area for the Building and (b) exclusive use of eight (8) reserved on-site vehicular parking spaces near the front entrance of the Building, all such use shall be subject to such rules and regulations for such parking facilities which may be established or altered by Lessor at any time from time to time during the Lease term, provided that such rules and regulations shall not unreasonably interfere with Lessee’s parking rights. Vehicles of Lessee or its employees shall not park in driveways or occupy parking spaces or other areas reserved for deliveries, or loading or unloading.

29. Subordination; Attornment.

(a) This Lease, without any further instrument, shall at all times be subject and subordinate to the lien of any and all mortgages and deeds of trust which may now or hereafter be placed on, against or affect Lessor’s estate in the real property of which the Premises form a part, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, consolidations, replacements and extensions thereof. Lessor shall obtain an SNDA from the existing lender (“Lender”) within sixty (60) days after the date of this Lease, such SNDA to be substantially in Lender’s form, a copy of which is attached hereto as Exhibit “D”. Lessor shall use reasonable efforts to cause the beneficiary of any deed of trust executed by Lessor as trust or after the date hereof to execute a recognition and non-disturbance agreement in a form reasonably satisfactory to Lessor, Lessee and such beneficiary which (I) provides that this Lease shall not be terminated so long as Lessee is not in default under this Lease, and (2) that upon acquiring title to the Property by foreclosure or otherwise such holder shall recognize all of Lessee’s rights hereunder which accrue thereafter; provided, however, that Lessor’s failure to do so shall not constitute a default by Lessor or permit Lessee to terminate this Lease.

(b) In confirmation of such subordination, Lessee shall promptly execute any certificate or other instrument which Lessor may reasonably deem proper to evidence such subordination, without expense to Lessee; provided, however, that if any person or persons purchasing or otherwise acquiring the real property of which the Premises form a part by any sale, sales and/or other proceedings under such mortgages and/or deeds of trust, shall elect to continue this Lease in full force and effect in the same manner and with like effect as if such person or persons had been named as Lessor herein, then this Lease shall continue in full force and effect as aforesaid, and Lessee hereby attorns and agrees to attorn to such person or persons writing upon request.

(c) If Lessee is notified in writing of Lessor’s default under any deed of trust affecting the Premises and if Lessee is instructed in writing by the party giving notice to make Lessee’s rental payments to beneficiary Lessee shall comply with such request without liability to Lessor until Lessee receives written confirmation that such default has been cured by Lessor and that the deed of trust has been reinstated.

30. No Termination Right. Lessee shall not have the right to terminate this Lease as a result of any default by Lessor and Lessee’s remedies in the event of a default by Lessor shall be limited to the remedy set forth in Paragraph 22(c). Lessee expressly waives the defense of constructive eviction.

31. Lessor’s Entry. Except in the case of an emergency and except for permitted entry during Lessee’s normal working hours, both of which may occur without prior notice to Lessee, Lessor and Lessor’s agents shall provide Lessee with at least twenty-four (24) hours’ notice prior to entry of the Premises. Lessor may enter the Premises for any reasonable purpose related to Lessor’s ownership of the Property. Such entry by Lessor and Lessor’s agents shall not impair Lessee’s operations more than reasonably necessary. Lessor and Lessor’s agents shall at all times be accompanied by Lessee during any such entry except in case of emergency and except for janitorial work. Lessor may enter the Premises without prior notice to Lessee if Lessee has vacated the Premises.

32. Attorneys’ Fees. If any action at law or in equity shall be brought to recover any rent under this Lease, or for or on account of any breach of or to enforce or interpret any of the provisions of this Lease or for recovery of the possession of the Premises, the prevailing party shall be entitled to recover from the other party costs of suit and reasonable attorneys’ fees, the amount of which may be fixed by the court and if so fixed shall be made a part of any judgment rendered.

33. Compliance with CC&Rs. During the term of this Lease and any option extension period, Lessee shall comply, at Lessee’s expense, with all of the covenants, conditions, and restrictions affecting the Premises which are recorded in the Official Records of San Mateo County, California, and which are in effect as of the date of this Lease, and of which Lessee has received a copy from Lessor.

34. Quiet Enjoyment. Upon payment by Lessee of the rent for the Premises and the observance and performance of all of the covenants, conditions, and provisions on Lessee’s part to be observed and performed under this Lease, Lessee shall have quiet enjoyment and possession of the Premises for the entire term hereof subject to all of the provisions of this Lease.

35. Financial Information. Lessee represents and warrants to Lessor that all financial and other information that it has provided to Lessor prior to the date of this Lease is true, correct and complete.

36. Intentionally Deleted.

37. SDN List. Lessee represents and warrants to Lessor that Lessee is not, and the entities or individuals that constitute Lessee, that may own or control Lessee, or that may he owned or controlled by Lessee (in all cases, other than through the ownership of publicly traded, direct or indirect ownership interests) (each a “Subject Lessee Party”) are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”) for the purpose of identifying suspected terrorists or on the most current list published by the OFAC at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list which identifies an “Specially Designated National” or “blocked person” (either of which are referred to herein as a “SDN”). If at anytime during the Lease Term Lessor discovers that Lessee has breached the foregoing representations and warranties, or Lessor reasonably believes that Lessee or any Subject Lessee Party is in violation of any laws relating to terrorism or money laundering or that Lessee or any Subject Lessee Party is identified as an SDN, Lessee shall be deemed in default under this Lease following three (3) days written notice from Lessor to Lessee unless, within such three day period, Lessee delivers written evidence, reasonably acceptable to Lessor, that Lessee is not in violation of such laws or that Lessee (or the Subject Lessee Party, as applicable) is not a person or entity identified as an SDN. Except as otherwise expressly provided in the foregoing sentence, and without further notice, any default by Lessee under this Paragraph 37 shall be deemed an incurable default by Lessee and, in addition to any other rights and remedies that Lessor may have upon such default, Lessor shall also have the right to immediately terminate this Lease upon written notice to Lessee and recover possession of the Premises.

38. Right of First Offer. Subject to the rights of any existing Lessees, if at any time during the initial Term space in the remainder of the Building adjacent to the Premises becomes available for lease (the “Available Space”), then Lessor, prior to entering into a lease with any third party respecting the Available Space, shall first offer to lease the same to Lessee by delivery of notice to Lessee (the “Availability Notice”). The Availability Notice shall set forth the terms upon which Lessor would be willing to lease to Lessee the Available Space, as determined by Lessor in its sole discretion, Lessee shall have ten (10) business days after receipt of the Availability Notice to unconditionally accept in writing or reject the terms set forth in the Availability Notice it being understood that Lessee’s failure to respond within the foregoing period shall be deemed a rejection of such terms. If Lessee does not unconditionally accept in writing the terms set forth in the Availability Notice within such ten (10) business day period, then Lessee’s rights under this Paragraph shall lapse and terminate and Lessor shall be entitled to lease the Available Space to any other party on such terms as Lessor desires; provided that the rental rate (taking into account adjustments for any differences between so-called “net” leases and “gross” leases) and Lessee improvement allowance, if any, shall not be materially less than that originally offered to Lessee, unless Lessor has first again offered the Available Space to Lessee for lease on the terms offered to the third party in accordance with the procedures specified above in this Paragraph. If Lessee accepts in writing the terms set forth in the Availability Notice, then for the period starting on the date of Lessee’s delivery of the Availability Notice to Lessee and ending thirty (30) days thereafter (the “Waiting Period”), Lessor shall not enter into any binding agreement to lease the Available Space to any other party, provided Lessor shall have the right to market the Available Space for lease. During the Waiting Period, Lessor and Lessee shall negotiate in good faith the terms of a definitive written amendment to this Lease or a new lease (a “Definitive Lease Agreement”), consistent with the terms set forth in the Availability Notice and otherwise on such terms and conditions acceptable to Lessor and Lessee. If Lessee and Lessor fail to execute and deliver a Definitive Lease Agreement within the Waiting Period, then Lessee’s rights under this Paragraph shall lapse and terminate, and Lessor shall be entitled to lease the Available Space to any other party on such terms as Lessor desires; provided that the rental rate (taking into account adjustments for any differences between so-called “net” leases and “gross” leases) and Lessee improvement allowance, if any, shall not be materially less than that originally offered to Lessee, unless Lessor has first again offered the Available Space to Lessee for lease on the terms offered to the third party in accordance with the procedures specified above in this Paragraph. Lessor shall not be required to offer the Available Space to Lessee during any period in which an event of default has occurred and is continuing. Furthermore, unless expressly mentioned and approved in the written consent of Lessor to any assignment or sublet as provided in this Lease, the right of first offer to lease under this Paragraph is granted for the personal benefit of Intersect ENT or a Permitted Transferee and may not be assigned or transferred by Intersect ENT or any Permitted Transferee. In any event, should Lessor elect not to lease the remaining ground floor space of the Building during the Term or Extended Term and a separate tenant occupies the remaining ground floor space, then in such event Lessor, at Lessor’s sole cost and expense, shall construct a restroom in the core of the ground floor of the Premises. For the purpose of reducing future disruption, prior to the Commencement Date, Lessor shall, at its sole cost and expense, stub the drainage pipe infrastructure in connection with the foregoing construction of a restroom.

39. General Provisions.

(a) Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture of any association between Lessor and Lessee, and neither the method of computation of rent nor any other provisions contained in this Lease nor any acts of the parties hereto shall be deemed to create any relationship between Lessor and Lessee other than the relationship of landlord and tenant.

(b) Each and all of the provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto, and except as otherwise specifically provided elsewhere in this Lease, their respective heirs, executors, administrators, successors, and assigns, subject at all times, nevertheless, to all agreements and restrictions contained elsewhere in this Lease with respect to the assignment, transfer, encumbering, or subletting of all or any part of Lessee’s interest in this Lease.

(c) The captions of the paragraphs of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

(d) This Lease is and shall be considered to be the only agreement between the parties hereto and their representatives and agents. All provisions of the non-binding letter of intent, negotiations, and oral agreements that are acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties and all reliance with respect to representations is solely upon the representations and agreements contained in this instrument.

(e) The laws of the State of California shall govern the validity, performance, and enforcement of this Lease. Notwithstanding which of the parties may be deemed to have prepared this Lease, this Lease shall not be interpreted either for or against Lessor or Lessee, but this Lease shall be interpreted in accordance with the general tenor of the language in an effort to reach an equitable result.

(f) Time is of the essence with respect to the performance of each of the covenants and agreements contained in this Lease.

(g) Lessee hereby expressly waives any and all rights of redemption granted by or under any present or future law in the event of Lessee being evicted or dispossessed for any cause, or in the event Lessor obtains possession of the Premises by reason of the breach by Lessee of any of the covenants and conditions of the Lease or otherwise. The rights given to Lessor herein are in addition to any rights that may be given to Lessor by any statute or otherwise.

(h) Recourse by Lessee for breach of this Lease by Lessor shall be expressly limited to Lessor’s interest in the Property and the rents, issues and profits therefrom, and in the event of any such breach or default by Lessor Lessee hereby waives the right to proceed against any other assets of Lessor or against any other assets of any manager or member of Lessor.

(i) Any provision or provisions of this Lease which shall be found to be invalid, void or illegal by a court of competent jurisdiction, shall in no way affect, impair, or invalidate any other provisions hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(i) This Lease may be modified in writing only, signed by the parties in interest at the time of such modification.

(k) Each party represents to the other that the person signing this Lease on its behalf is properly authorized to do so, and in the event this Lease is signed by an agent or other third party on behalf of either Lessor or Lessee, written authority to sign on behalf of such party in favor of the agent or third party shall be provided to the other party hereto upon request.

(l) No binding agreement between the parties with respect to the Premises shall arise or become effective until this Lease has been duly executed by both Lessee and Lessor and a fully executed copy of this Lease has been delivered to both Lessee and Lessor.

(m) Lessor and Lessee acknowledge that, except in the event Lessee becomes ‘a publicly reporting company, or Lessee merges with a public company, and as result Lessee is required to file this Lease with the SEC, or otherwise make public disclosures regarding this Lease, the terms and conditions of this Lease constitute confidential information of Lessor and Lessee and neither party shall disseminate orally or in written form a copy of this Lease, lease proposals, lease drafts, or other documentation containing the terms, details or conditions contained herein to any third party without obtaining the prior written consent of the other party. The foregoing shall not restrict the disclosing of this Lease or its terms to the attorneys, accountants, or other authorized business representatives or agents of the parties, or to the extent such disclosure is required in the normal conduct of Lessee’s business or to comply with applicable laws. Neither Lessor nor Lessee shall make any public announcement of the consummation of this Lease transaction without the prior approval of the other party. Nothing in this Paragraph shall prevent Lessor from submitting a copy of this Lease to the Court in connection with any action to enforce the provisions hereof.

(n) The rights and remedies that either party may have under this Lease or at law or in equity, upon any breach, are distinct, separate and cumulative and shall not be deemed inconsistent with each other, and no one of them shall be deemed to be exclusive of any other.

(o) Lessee waives any claim for consequential damages which Lessee may have against Lessor for breach of or failure to perform or observe the requirements and obligations created by this Lease.

(p) Lessor and Lessee each agree to and they hereby do, to the maximum extent permitted by law, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Lessor and Lessee, Lessee’s use or occupancy of the Premises and/or any claim of injury or damage, and any statutory remedy.

(q) This Lease shall not be recorded.

IN WITNESS WHEREOF, the Lessor and Lessee have duly executed this Lease as of the date first set forth herein.

“Lessor”

MENLO BUSINESS PARK, LLC, a California limited liability company

By:	/s/ J. O. Ottmans
J. O. Ottmans, II, Manager

By:	/s/ James R. Swartz
James R. Swartz, Manager

“Lessee”

Intersect ENT, Inc. a Delaware corporation

By:	/s/ Lisa Earnhardt
Name:	Lisa Earnhardt
Its:	President & CEO

By:
Name:
Its:

EXHIBIT “A”

LEGAL DESCRIPTION

The land referred to in this Report is situated in the State of California, County of San Mateo, City of Menlo Park and is described as follows:

PARCEL J:

Parcel I as shown on that certain map entitled ‘MENLO BUSINESS PARK PARCEL MAP, FOR MERGER OF PARCELS B AND C AS SHOWN ON MAP FILED AUGUST 19, 1986 IN VOLUME 57 OF PARCEL MAPS AT PAGES 86-87 AND LOTS 17 AND 18 OF THE TRACT OF MENLO BUSINESS PARK FILED APRIL 9, 1984 IN VOLUME III OF MAPS AT PAGES 50-52, SAN MATEO COUNTY RECORDS, MENLO PARK SAN MATEO COUNTY, CALIFORNIA”, filed February 28, 1989 in Book 61 of Parcel Maps at pages 94 and 95, Records of San Mateo County, State of California.

A.P. NO.: 055-474-140 JPN III 050 000 17 “I”

III 050 000 18 T

EXHIBIT “B”

MENLO BUSINESS PARK MASTER PLAN

EXHIBIT “C”

Floor Plan

EXHIBIT “D”

Form of SNDA

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL TO:

(Space Above For Recorder’s Use)

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

(754167)

THIS AGREEMENT, made and entered into as of the             day of December, 2004, by and between PRINCIPAL I,IFE INSURANCE COMPANY, an Iowa corporation, with a principal office at c/o Principal Real Estate Investors, I,LC, 801 Grand Avenue, Des Moines, Iowa 50392-1360 (hereinafter called “Lender”) , MENLO BUSINESS PARK, LLC, a California limited liability company, with its principal office at c/o Tarlton Properties, Inc., 1530 O’Brien Drive, Suite C, Menlo Park, California 94025 (hereinafter called “Lessor”), and                     , with its principal office at                     , Menlo Park, California 94025 (hereinafter called “Lessee”);

WITNESSETH:

WHEREAS, Lessee has by a written lease dated                    (hereinafter called the “Lease”) leased from Lessor all or part of certain real estate and improvements thereon located in the city of Menlo Park, state of California, as more particularly described in Exhibit A attached hereto (the “Demised Premises”); and

WHEREAS, Lessor is encumbering the Demised Premises as security for a. loan (the “Loan”) from Lender to Lessor (the “Mortgage”); and

WHEREAS, Lessee, Lessor and Lender have agreed to the following with respect to their mutual rights and obligations pursuant to the Lease and the Mortgage;

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by each party to the other and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto do hereby covenant and agree as follows:

Lessee’s interest in the Lease and all rights of Lessee thereunder, including but not limited to, any purchase option or right of first refusal in connection with a sale of the Demised Premises, if any, shall be and are hereby declared subject and subordinate to the Mortgage upon the Demised Premises and its terms, and the term “Mortgage” as used herein shall also include any amendment, supplement, modification, renewal, refinance or replacement thereof. Lender further agrees not to join Lessee in any foreclosure proceeding except to the extent necessary under applicable law, but such joinder shall not be in derogation of the rights of Lessee as set forth in this Agreement.

Notwithstanding anything herein to the contrary, Lender agrees to recognize Lessee’s purchase option or right of first refusal, if any, only to the extent the purchase price for the sale of the Demised Premises is paid directly and immediately to Lender and is sufficient to pay in full the then outstanding indebtedness under the Loan, including any applicable premium.

In the event of any foreclosure of the Mortgage or any conveyance in lieu of foreclosure, provided that the Lessee shall not then he in default beyond any grace period under the Lease and that the Lease shall then be in full force and effect, then Lender shall neither terminate the Lease nor join Lessee in foreclosure proceedings, nor disturb Lessee’s possession, and the Lease shall continue in full force and effect as a direct lease between Lessee and Lender. In the event Lender, its successors and/or assigns acquire the Demised Premises through foreclosure proceedings, deed-in-lieu of foreclosure, or otherwise, such event shall not activate Lessee’s purchase option or right of first refusal, if any.

After the receipt by Lessee of notice from Lender of any foreclosure of the Mortgage or any conveyance of the Demised Premises in lieu of foreclosure, Lessee will thereafter attorn to and recognize Lender or any purchaser at any foreclosure sale or otherwise as its substitute lessor on the terms and conditions set forth in the Lease.

Lessee hereby agrees that if Lessee has the right to terminate the Lease or to claim a partial or total eviction, or to abate or reduce rent due to a Lessor default under the Lease, Lessee will not exercise such right until it has given written notice to Lender, and Lender has failed within thirty (30) days after both receipt of such notice and the date when it shall have become entitled to remedy the same, to commence to cure such default and thereafter diligently prosecute such cure to completion within ninety (90) days of Lender’s commencement to cure such default.

This Agreement and its terms shall be governed by the laws of the state where the Demised Premises are located and shall be binding upon and inure to the benefit of Lender, Lessor and Lessee and their respective successors and assigns, including, without limitation, any purchaser at any foreclosure sale or otherwise. This Agreement may not be modified orally or in any manner other than by an agreement, in writing, signed by the parties.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one agreement.

IN WITNESS WHEREOF, this Agreement has been fully executed under seal on the day and year first above written.

LENDER	PRINCIPAL LIFE INSURANCE
COMPANY, an Iowa corporation

	By:	PRINCIPAL REAL ESTATE INVESTORS, tic, a Delaware limited liability company, its authorized signatory

By:
Name:
Title:

By:
Name:
Title:

LESSEE

By
Name:
Title:

By
Name:
Title:

LESSOR	MENLO BUSINESS PARK, LLC,
a California limited liability company

By:
Name:
Its: Manager

By:
Name:
Its: Manager

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , a Notary Public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , a Notary Public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , a Notary Public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , a Notary Public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

STATE OF	)
) ss.
COUNTY OF	)

On                     , before me,                     , a Notary Public in and for said state, personally appeared                                         , personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

(SEAL)

EXHIBIT “E”

Description of Tenant Improvements

In accordance with Paragraph 13, Lessor shall complete the following Tenant Improvements:

(see attached)

* If during the initial Term of the Lease, Lessor leases the remaining ground floor portion of the Building to a tenant other than Lessee, then Lessor, at Lessor’s sole cost and expense, shall construct a restroom core in the ground floor portion of the Premises.

PROPOSAL REV3

February 22, 2012

Tarlton Properties

Menlo Park. CA

Attention:	John Tarlton

Subject:	H.V.A.C. BUDGET PROPOSAL REV3
INTERSECT ENT T1
1555 ADAMS DRIVE
MENLO PARK, CA

Dear John:

Western Allied Mechanical is pleased to present this budget proposal to design, furnish and install the heating, ventilating and air conditioning system for the subject project.

This proposal has been prepared based in accordance with the marked up floor plan drawings sent 1/19/2012 and the as-built drawings.

Design Summary:

Spray Room:

Spray room shall have - 68 F design temperature with humidity control of 35% RH +/- 5% RH. Spray room will be initially - 800 square feet and will be expanded the 1,200 square feet. Room to be a Class 10.000 space with HEPA filtered supply and low wall return. System will be designed with 100% OSA and 3,200 CFM of spray room exhaust.

For the mechanical system the core equipment including AHU, humidification system, acetone exhaust shall be sized for the full build out. It is expected that the space wane hard ceiling and walls with fully seated vapor barrier with one entrance and exit from the space. We have assumed 5W per square foot of internal electrical load, 1.2 W/SF for lighting and 4 people.

For the acetone removal, we have reviewed BAAQMD requirements for VOC ’s. The limit for any one person emitting Acetone is 4,653 kg/yr.

3840 microgram = 0.00000384 kilogram

60 x 24 x 365 = 525,600min/year

525,600 x .00000334 = 2.018 kg/year. This appears to be way below the standard; but this needs to be confirmed

LICENSE NO. 826782

Intersect ENT Budget Proposal REV3

02/22/12

BAAQMD Regulation:

8-4-302 Solvents and Surface Coating Requirements: A person shall not use solvents or apply surface coatings one or more of the following requirements are satisfied: 302.1 A person shall not emit more than 4,533 kg (5 tons) of volatile organic compounds (VOC) from any source during any calendar year; or 302.2 Emissions are controlled by approved emission control system with an overall abatement efficiency of 85% on a mass basis. If reduction is achieved by incineration, at least 90% by weight of the organic compound emissions shall be oxidized to carbon dioxide; or 302.3 The coating operation uses a coating with a VOC content less than or equal to 420 grams per liter (3.5 lb/gal) of coating as applied.

CER Rooms:

The CER rooms will be composed of the 1,500 square foot area northeast of the spray room (Propel, S8, and expanded implant line) with a small 900 square foot area southeast of the spray room (S8 delivery system line. ~~The~~ We have assume Class 10.000 untiring fan powered HEPA filtration. Roughly half of the HEPA’s will be direct ducted to the AC unit supply. The others will recirculate to the space. For budgetary purposes, we have assumed low wall returns will be needed in the corners of each area and that the temperature may fluctuate in the space 72° + -3-4° F. We have assumed 5W per square foot of internal electrical load. 1,2 W/SF for lighting and 4 People.

Gowning:

We have assumed that the current layout is not changing and that HEPA filtered supply is all that is required.

Inclusions:

The following items are specifically included us this proposal:

Item	Qty,	Description

1.	1	4.000 CFM rooftop air handler to spray room lab including:

		• 100% OSA

		• Hot water preheat coil

		• Glycol chilled water coil

		• Electric steam humidifier

		• 7.5HP premium efficiency supply fan with VED

		• Low velocity filter section with 35/95% filtration

		• DDC Controls

		Note:

		1. Unit will be mounted in the equipment yard

		2. Unit will require separate 460V power to supply fan

		3. Unit will require 1201/ power for controls

		4. Unit will require condensate chains from cooling and humidification section.

2.	1	30-ton air cooled glycol chiller including:

		• Single point power connection

		• Low temp proms required for dehumidification

		• Factory Start up

LICENSE NO: 826782

Intersect ENT Budget Proposal REV3

02/22/12

		Note:

		1. Unit will be mounted in the equipment yard adjacent to the air handling unit.

		2. Unit will require make op water and drain by the plumber

		3. Unit MCA is 69.9 Amps

3.	1	105 lb/hr Electric Steam humidifier including:

		• 40 kW electrical load

		• Modulating capacity

		• Duct high humidity sensor

		• DDC controls.

		• Sized for 100% OSA.

		Note; This unit will require electrical commotion, a 6 GPM make-up water line. and a drain by others.

4.	1	3,200 CFM utility set exhaust fan

		• 5 HP premium efficiency fan

		• Vibration isolation

		Note: We have assumed, based on the acetone usage that we can safely exhaust the acetone to the atmosphere and that the dilution iv such that it will comply with BAAQMD requirements.

5.	1	200 MBH boiler skid including:

		• 1 HP hot water pomp

		• Expansion tank

		• Pot feeder

		Note:

		1. Boiler will be mounted in the service yard and will require gas. make-up water, and drain.

		2 Hot water pump will require power

		3. Boiler will require 120V power

6.	25	99,99% fan powered HEPA filters to serve CER labs

		Note: This pricing assumes~2,800 square feet of CER lab with 8 foot modular clean room systems on either side

7.	2	99.99% fan powered HEPA filters to serve gowing room with hard ceiling adaptors

8.	8	99.99% terminal HEPA filters with hard ceiling adaptors to serve spray room.

		Note: Additional fan powered HEPA filters will be required for the future expansion of the spray room.

9.	12	Griller, registers, and diffusers

		• (L2) Low wall return grilles

LICENSE NO. 826782

Intersect ENT Budget Proposal REV3

02/22/12

10.	Lot	Ductwork;

• All lab spray lab ductwork will be low pressure round or rectangular galvanized sheet metal ductwork built in accordance with S.M.A.C.N.A.

• All CER office supply and return air ductwork will be pre-insulated Alumifilex with a final 6’ Acoustiflex final connection for noise attenuation.

• We have assumed that we will provide (&) exhaust headers each exhausting 400 CFM with connections for (32) spray hoods. Spray hoods and final connections are assumed to be provided by tenant.

• (12) Low in-wall returns requiring 8” deep walls or exposed ductwork finish

• (10) Relocate supply and return diffusers

• (27) Ducted HEPA Filters

11.	Lot	Piping

• All chilled water hot water, and humidifier piping will be Type “L” copper pipe and fitting.

12.	Lot	Insulation

• All supply and return ductwork and piping system shall be insulated in accordance with Title 24.

• All exposed supply and return roof cruet will be externally wrapped with Aluminum faced jacket.

13.	Lot	Controls:

DDC Controls: We have included a DDC system for the new equipment serving the spray lab. The following will have DDC controls:

• (1) Air handler with VFD control

• (1) Boiler plant

• (1) Chiller plant

• (1) Electric humidifier

Other Controls:

• Relocate (5) existing thermostats

• Installation of (1) unit smoke detector

• (4) Magnehelic room pressure gauges

Note: We are assuming that all existing equipment will be controlled by existing t-stats, time clocks, in their current locations.

LICENSE NO. 826782

Intersect ENT Budget Proposal REV3

02/22/12

14.	Lot	N.E.B.B. certified start-up. test and balance.

15.	Lot	Project management including attendance of all design coordination meetings, pre-construction meetings, construction meetings, and all job management functions.

16.	Lot	Professionally engineered drawing. prepared by in-house Registered Professional Mechanical Engineer.

17,	Lot	All rigging, hoisting and material handling as required to accommodate this scope of work.

RV3 Budget Price:

The total bet price for the H.V.A.C. work as described including all taxes, licenses, and insurance, excluding bond, is $304,403.00

Clarifications:

1.	We need to clarify tine acetone scrubbing requirement as well as the BAAQMD requirements with the tenant to find out why the requirement was generated as we have assumed based on the calculations above that dilution is a suitable option.

Exclusions:

This proposal specifically excludes the following items:

1.	All electrical work including power and 120 volt wiring, conduit disconnect switches, motor starters, interlock wiring of smoke/fire dampers, smoke detectors arid smoke detector wiring.

2.	All plumbing work including gas, make-up water, and condensate piping.

3.	All structural engineering and/or support work as required to accommodate mechanical equipment including all steel or wood air conditioning supports.

4.	All cutting, coring, patching, painting, roofing, roof screens, etc.

5.	All overtime work.

6.	Survey and/or repair of existing H.V.A.C. equipment.

7.	Removal and/or replacement of ceiling tile or grid as required to accommodate mechanical modifications.

8.	All architectural sheetmetal and/or louvers.

9.	All work associated with hazardous materials (lead, asbestos. etc.).

10.	All permits and fees.

11.	Excluded are cash discount in exchange for quick payment, regardless of pre bid documents, unless specifically agreed to in writing by Western Allied.

LICENSE NO. 826782

Intersect ENT Budget Proposal REV3

02/22/12

Western Allied Mechanical appreciates the opportunity to present this proposal and looks forward to working with you on this project

Should you have any questions, or if I can be of further assistance, please feel free to call.

Sincerely,

/s/ Zachary Russi
Zachary Russi, P.E. LEED AP
Project Executive

Note: This price is valid for 90 days from date of issuance. Should this proposal expire, a revised proposal can be provided upon request.

LICENSE NO. 826782

Tarlton Properties, Inc. Summary Sheet

Project:	Intersect ENT Tenant Improvement
Project Address:	1555 Adams Drive, Menlo Park
Contractor:	TBD

Budget Basis	DES Drawings & Subsequent Meetings/Phone Conversations
Construction Area:	32,458 SF

Category	Sub-Total	Cost Per SF

Electrical.	120,000	3.70
HVAC	304,403	9.38
Demolition	7, 000	0.22
Plumbing	20,000	0.62
Walls (210 LF + Smoothwall)	25,000	0.77
Doors (6 singles & 1 double)	12,000	0.37
Sprinklers	35,000	1.08
Paint	8,000	0.25
Flooring New & Patch	5,000	0.15
Modular Clean Room Wails 000 SF)	75,000	2.31
Chan Link I 100LF & 3 gates i	7,500	0.23
Pass Throughs (4 EA)	20,000	0.62
Hard Lid (1,200 SF)	9,000	0.28
Saw Cut & Patch Back	5,000	0.15
T-Bar	10,000	0.31
Janitorial	1,500	0.05
Supervision, Overhead & Profit (10%)	66,440	2.05
Sub-Total Hard Costs & Projected GMP	730.843	22.52

Contingency for Project Generated CO’s (5%)	38.542	1.13

Permits/Fees (Estimate)	21.921	0.68
Architectural & Engineering ***	21,000	0.85
Construction Management ****	38.389	1.18

TOTAL	848,680	26.15

Tenant improvement Allowance	(300.000)	(12..02)
Equipment Loan	(450,000)	(13.86)
Reuiqrired Value Engineering	8.880	0.27

***	NIC any add for increased scope
****	Calculated at 5% of hard costs, per lease. This fee is for the coordination and oversight of the entire process, including entitlements, etc.

Chemicals List

HAZARDOUS MATERIALS INVENTORY

TENANT NAME:	DATE:
SUITE NUMBER(S):

Chemical	Primary Hazard	Secondary Hazard	S, L or G?	current Storage Quantity	Projected Storage Quantity	Largos Container Size	Amount in Use	Amount in Flammable Cabinet	EHS?

Acetone	Flarnmability	Irritation	L	30 L	100 L	4 L	6 L	30 L

Isopropyl Alcohol	Flarnmability	Irritation	L	20 L.	40 L	10 L	10 L	10 L

Mometasone Furoate	Irritation	NA	S	60g	300 g	50 g	60 g	NA

PLEA Copolymers	Irritation	NA	5	3 Kg	6 Kg	1 Kg	3 Kg	NA

Acetonitrile	Flarnmability	Irritation	L	1 L	2 L	1 L	1 L	1 L

PEG	Irritation	NA	S	1 Kg	2 Kg.	1 Kg	1 Kg	NA

Desiccant	Irritation	NA	S	15 Kg	30 Kg	1.5 Kg		NA

Methylene Chloride	Flarnmability	Irritation	L	1L	2 L	1 L	1 L	1 L

EXHIBIT “G”

I.IST OF FURNITURE